As filed with the Securities and Exchange Commission on August 11, 2005
Registration No. 333-___________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
D.R. HORTON, INC.
Co-registrants are listed on the following pages.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	75-2386963 (I.R.S. Employer Identification No.)

301 Commerce Street, Suite 500 Fort Worth, Texas 76102 (817) 390-8200 (Address, including zip code, and telephone principal executive offices)	Paul W. Buchschacher
Vice President & Corporate Counsel
301 Commerce Street, Suite 500
Fort Worth, Texas 76102
(817) 390-8200
(Name, address, including zip code, and
telephone number, including area code,
of agent for service)
The Commission is requested to mail copies of all orders, notices and communications to:
Irwin F. Sentilles, III
Gibson, Dunn & Crutcher LLP
2100 McKinney Ave., Suite 1100
Dallas, Texas 75201
(214) 698-3100
Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐
CALCULATION OF REGISTRATION FEE

	Proposed maximum		Amount of
Title of each class of securities to be registered	aggregate offering price (1)		registration fee
Debt Securities, Preferred Stock (par value $.10 per share), Depositary Shares, Common Stock (par value $.01 per share), Warrants, Stock Purchase Contracts and Stock Purchase Units (2)	—		—
Trust Preferred Securities of DRH Capital Trust I	—		—
Trust Preferred Securities of DRH Capital Trust II	—		—
Trust Preferred Securities of DRH Capital Trust III	—		—
Subordinated Trust Debt Securities of D.R. Horton, Inc. to be issued to DRH Capital Trust I, DRH Capital Trust II and DRH Capital Trust III	—		—
Guarantees of Trust Preferred Securities of DRH Capital Trust I, DRH Capital Trust II and DRH Capital Trust III by D.R. Horton, Inc. (3)(4)	—		—
Guarantees of the Debt Securities by direct and indirect subsidiaries of D.R. Horton, Inc. (4)(5)
Units comprising one or more classes of securities above	—		—
Total	$3,000,000,000	(6)(7)	$353,100 (8)

(1)	Exclusive of accrued interest and dividends, if any, and estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(2)	Includes an indeterminate number of shares of common stock which may be issued upon conversion of preferred stock or debt securities, which are being registered, an indeterminate amount or number of debt securities and shares of common stock and preferred stock which may be issued upon exercise of warrants, which are being registered, and an indeterminate number of shares of common stock which may be issued upon settlement of stock purchase contracts, which are being registered.

(3)	Includes the back-up undertakings of D.R. Horton, Inc. to provide certain indemnities relating to, and pay and be responsible for, certain expenses, costs, liabilities and debts of, DRH Capital Trusts I, II and III and all other obligations of D.R. Horton, Inc. relating to such trusts.

(4)	Pursuant to Rule 457(n), no separate fee for the guarantees is payable.

(5)	See the following page for a list of the subsidiary guarantors.

(6)	Of the $3,000,000,000 of securities being registered hereunder, pursuant to Rule 429(b), an aggregate of $600,000,000 of securities are being carried forward from the registrant’s prior registration statement on Form S-3 (SEC File No. 333-117531) initially filed on July 21, 2004.

(7)	In no event will the aggregate maximum offering price of all securities issued by the registrants, from time to time, pursuant to this registration statement exceed $3,000,000,000. Such amount represents the offering price of any preferred or common stock or depositary shares, the principal amount of any debt securities issued at their stated principal amount, the offering price of any debt securities issued at an original discount, the offering price of any trust preferred securities and the issue price of any warrants, stock purchase contacts, stock purchase units or units of one or more classes of securities.

(8)	Pursuant to Rule 457(p), $76,020 of the registration fee previously paid with the registrant's prior registration statement on Form S-3 (SEC File No. 333-117531), initially filed on July 21, 2004, is being offset against the registration fee currently due for this registration statement ($353,100). Therefore, $277,080 of the $353,100 registration fee for this filing is being paid with this filing.
     Pursuant to Rule 429 under the Securities Act of 1933, the prospectus also relates to securities registered pursuant to the registrant’s prior registration statement on Form S-3 (SEC File No. 333-117531).

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     The following direct and indirect subsidiaries of registrant may guarantee the debt securities or issue trust preferred securities and are co-registrants under this registration statement.

	Jurisdiction of	I.R.S. Employer
	Incorporation or	Identification
Name of Co-Registrant	Organization	No.
C. Richard Dobson Builders, Inc.	Virginia	54-1082672
CH Investments of Texas, Inc.	Delaware	86-0831611
CHI Construction Company	Arizona	86-0533370
CHTEX of Texas, Inc.	Delaware	74-2791268
Continental Homes, Inc.	Delaware	86-0515339
Continental Homes of Texas, L.P.	Texas	74-2791904
Continental Residential, Inc.	California	86-0596757
D.R. Horton — Emerald, Ltd.	Texas	75-2926873
D.R. Horton, Inc. — Birmingham	Alabama	62-1666398
D.R. Horton, Inc. — Chicago	Delaware	75-2795240
D.R. Horton, Inc. — Denver	Delaware	75-2666727
D.R. Horton, Inc. — Dietz-Crane	Delaware	75-2926868
D.R. Horton, Inc. — Fresno	Delaware	75-2926871
D.R. Horton, Inc. — Greensboro	Delaware	75-2599897
D.R. Horton, Inc. — Jacksonville	Delaware	75-2460269
D.R. Horton, Inc. — Louisville	Delaware	75-2636512
D.R. Horton, Inc. — Minnesota	Delaware	75-2527442
D.R. Horton, Inc. — New Jersey	Delaware	75-2665362
D.R. Horton, Inc. — Portland	Delaware	75-2763765
D.R. Horton, Inc. — Sacramento	California	75-2569592
D.R. Horton, Inc. — Torrey	Delaware	75-2689997
D.R. Horton Los Angeles Holding Company, Inc.	California	75-2589298
D.R. Horton Management Company, Ltd.	Texas	75-2436079
D.R. Horton Materials, Inc.	Delaware	75-2926870
D.R. Horton San Diego Holding Company, Inc.	California	75-2589293
D.R. Horton — Schuler Homes, LLC	Delaware	02-0548194
D.R. Horton — Texas, Ltd.	Texas	75-2491320
DRH Cambridge Homes, Inc.	California	75-2589359
DRH Cambridge Homes, LLC	Delaware	75-2797879
DRH Capital Trust I	Delaware	75-6598130
DRH Capital Trust II	Delaware	75-6598131
DRH Capital Trust III	Delaware	75-6598132
DRH Construction, Inc.	Delaware	75-2633738
DRH Energy, Inc.	Colorado	75-2695520
DRH Regrem V, Inc.	Delaware	75-2926872
DRH Regrem VII, LP	Texas	75-2926874
DRH Regrem VIII, LLC	Delaware	75-2926876
DRH Regrem IX, Inc.	Delaware	65-1218940
DRH Regrem X, Inc.	Delaware	65-1218941
DRH Regrem XI, Inc.	Delaware	65-1218942
DRH Regrem XII, LP	Texas	65-1218943
DRH Southwest Construction, Inc.	California	75-2589289
DRH Tucson Construction, Inc.	Delaware	75-2709796
DRHI, Inc.	Delaware	75-2433464
HPH Homebuilders 2000 L.P.	California	68-0368156
KDB Homes, Inc.	Delaware	86-0565376
Meadows I, Ltd.	Delaware	75-2436082
Meadows II, Ltd.	Delaware	51-0342206
Meadows VIII, Ltd.	Delaware	75-2824511
Meadows IX, Inc.	New Jersey	75-2684821
Meadows X, Inc.	New Jersey	75-2684823

	Jurisdiction of	I.R.S. Employer
	Incorporation or	Identification
Name of Co-Registrant	Organization	No.
Melmort Co.	Colorado	84-1261600
Melody Homes, Inc.	Delaware	88-0309544
Schuler Homes of Arizona LLC	Delaware	99-0350555
Schuler Homes of California, Inc.	California	99-0328127
Schuler Homes of Oregon, Inc.	Oregon	99-0330791
Schuler Homes of Washington, Inc.	Washington	99-0329483
Schuler Mortgage, Inc.	Delaware	99-0349664
Schuler Realty Hawaii, Inc.	Hawaii	99-0290556
SGS Communities at Grande Quay, L.L.C.	New Jersey	22-3481784
SHA Construction LLC	Delaware	86-1002579
SHLR of California, Inc.	California	99-0350554
SHLR of Colorado, Inc.	Colorado	99-0336801
SHLR of Nevada, Inc.	Nevada	99-0343628
SHLR of Utah, Inc.	Utah	99-0336937
SHLR of Washington, Inc.	Washington	99-0334375
SRHI LLC	Delaware	99-0343629
SSHI LLC	Delaware	91-1842222
The Club at Pradera, Inc.	Delaware	75-2926869
Vertical Construction Corporation	Delaware	22-3216488
Western Pacific Funding, Inc.	California	68-0346564
Western Pacific Housing Co., a California Limited Partnership	California	33-0634552
Western Pacific Housing Management, Inc.	California	95-4692688
Western Pacific Housing, Inc.	Delaware	95-4887164
Western Pacific Housing-Antigua, LLC	Delaware	95-4750872
Western Pacific Housing-Aviara, L.P.	California	95-4550008
Western Pacific Housing-Boardwalk, LLC	Delaware	95-4871227
Western Pacific Housing-Broadway, LLC	Delaware	95-4850687
Western Pacific Housing-Canyon Park, LLC	Delaware	95-4716219
Western Pacific Housing-Carmel, LLC	Delaware	95-4717091
Western Pacific Housing-Carrillo, LLC	Delaware	95-4815705
Western Pacific Housing-Communications Hill, LLC	Delaware	95-4637162
Western Pacific Housing-Copper Canyon, LLC	Delaware	95-4817406
Western Pacific Housing-Creekside, LLC	Delaware	95-4769848
Western Pacific Housing-Culver City, L.P.	California	95-4539563
Western Pacific Housing-Del Valle, LLC	Delaware	95-4887242
Western Pacific Housing-Lomas Verdes, LLC	Delaware	95-4783214
Western Pacific Housing-Lost Hills Park, LLC	Delaware	95-4652041
Western Pacific Housing-McGonigle Canyon, LLC	Delaware	95-4735759
Western Pacific Housing-Mountaingate, L.P.	California	95-4539564
Western Pacific Housing-Norco Estates, LLC	Delaware	95-4686652
Western Pacific Housing-Oso, L.P.	California	95-4496774
Western Pacific Housing-Pacific Park II, LLC	Delaware	95-4636584
Western Pacific Housing-Park Avenue East, LLC	Delaware	52-2350169
Western Pacific Housing-Park Avenue West, LLC	Delaware	95-4888647
Western Pacific Housing-Playa Vista, LLC	Delaware	95-4879655
Western Pacific Housing-Poinsettia, L.P.	California	95-4619838
Western Pacific Housing-River Ridge, LLC	Delaware	95-4870837
Western Pacific Housing-Robinhood Ridge, LLC	Delaware	95-4838666
Western Pacific Housing-Santa Fe, LLC	Delaware	95-4741001
Western Pacific Housing-Scripps II, LLC	Delaware	95-4688133
Western Pacific Housing-Scripps, L.P.	California	95-4608187
Western Pacific Housing-Seacove, L.P.	California	95-4473471
Western Pacific Housing-Studio 528, LLC	Delaware	95-4877069
Western Pacific Housing-Terra Bay Duets, LLC	Delaware	95-4878114

	Jurisdiction of	I.R.S. Employer
	Incorporation or	Identification
Name of Co-Registrant	Organization	No.
Western Pacific Housing-Torrance, LLC	Delaware	95-4879653
Western Pacific Housing-Torrey Commercial, LLC	Delaware	95-4769208
Western Pacific Housing-Torrey Meadows, LLC	Delaware	95-4878113
Western Pacific Housing-Torrey Multi-Family, LLC	Delaware	95-4781243
Western Pacific Housing-Torrey Village Center, LLC	Delaware	95-4837541
Western Pacific Housing-Vineyard Terrace, LLC	Delaware	95-4761820
Western Pacific Housing-Windemere, LLC	Delaware	95-4879656
Western Pacific Housing-Windflower, L.P.	California	95-4504317
WPH-Camino Ruiz, LLC	Delaware	95-4802985

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer is not permitted.
Subject to Completion, August 11, 2005
PROSPECTUS
$3,000,000,000
D.R. Horton, Inc.
Debt Securities,
Preferred Stock, Depositary Shares,
Common Stock, Warrants,
Stock Purchase Contracts and Stock Purchase Units
Trust Preferred Securities of DRH Capital Trust I,
DRH Capital Trust II and DRH Capital Trust III
and Related Subordinated Trust Debt Securities
and Guarantees of D.R. Horton, Inc.
Units of These Securities

We will provide specific terms of these securities in supplements to this prospectus at the time we offer or sell any of these securities. You should read this prospectus and any supplement carefully before you invest.
Investing in these securities involves risks. See “Risk Factors” beginning on page 1 and in the prospectus supplement we will deliver with this prospectus.
Our common stock is listed on the New York Stock Exchange under the symbol “DHI.”

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
This prospectus is dated      , 2005

     Unless the context otherwise requires, the terms “D.R. Horton,” the “Company,” “we” and “our” refer to D.R. Horton, Inc., a Delaware corporation, and its predecessors and subsidiaries.
FORWARD-LOOKING STATEMENTS
     The statements contained in this prospectus and the information incorporated by reference into this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended. Forward-looking statements are based on management’s beliefs as well as assumptions made by, and information currently available to, management. These forward-looking statements typically include the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or other words of similar meaning. These forward-looking statements involve risks, uncertainties and other factors that may cause our actual results to differ materially from the expectations or results we discuss in the forward-looking statements. These risks, uncertainties and other factors include, but are not limited to:
•	changes in general economic, real estate and other conditions;

•	changes in interest rates and the availability of mortgage financing;

•	the effects of governmental regulations and environmental matters;

•	the uncertainties inherent in warranty and product liability claims matters;

•	competitive conditions within our industry;

•	our substantial debt;

•	the availability of capital; and

•	our ability to effect our growth strategies successfully.
     We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in additional documents incorporated into this prospectus by reference should be consulted.
     For further factors you should consider, please refer to the “Risk Factors” section beginning on page 1 of this prospectus and the Management’s Discussion and Analysis of Financial Condition and Results of Operations section in our annual report on Form 10-K for the year ended September 30, 2004 and in our quarterly reports on Form 10-Q for the quarters ended December 31, 2004, March 31, 2005 and June 30, 2005.

i

RISK FACTORS
     Before purchasing any securities we may offer, you should consider all of the information set forth in this prospectus, in the prospectus supplement we will deliver with this prospectus, and in the information incorporated by reference. In particular, you should evaluate the risk factors relating to our business set forth below and the risk factors set forth in the prospectus supplement we will deliver with this prospectus. It is anticipated that the prospectus supplement will contain a description of the risks relating to the securities we may offer with the prospectus supplement.
Because of the cyclical nature of our industry, future changes in general economic, real estate construction or other business conditions could adversely affect our business or our financial results.
     Cyclical Industry. The homebuilding industry is cyclical and is significantly affected by changes in general and local economic conditions, such as:
•	employment levels;

•	availability of financing for homebuyers;

•	interest rates;

•	consumer confidence;

•	demographic trends; and

•	housing demand.
     These may occur on a national scale or may affect some of the regions or markets in which we operate more than others.
     An oversupply of alternatives to new homes, such as rental properties and used homes, could depress new home prices and reduce our margins on the sales of new homes.
     Risks Related to National Security. Continued military deployments in the Middle East and other overseas regions, terrorist attacks, other acts of violence or threats to national security, and any corresponding response by the United States or others, or related domestic or international instability, may adversely affect general economic conditions or cause a slowdown of the national economy.
     Inventory Risks. Inventory risks can be substantial for our homebuilding business. We must anticipate demand for new homes and continuously seek and make acquisitions of land for replacement and expansion of land inventory within our current markets and for expansion into new markets. Our current goal is to own or control approximately a three to four year supply of land and building lots. The risks inherent in controlling or purchasing and developing land increase as consumer demand for housing decreases. Thus, we may have acquired options on or bought and developed land whose cost we are less able to recover or on which we cannot build and sell homes profitably. Our deposits for building lots controlled under option or similar contracts may be put at risk. The market value of undeveloped land, building lots and housing inventories can also fluctuate significantly as a result of changing market conditions. We cannot assure you that the measures we employ to manage inventory risks and costs will be successful.
     In addition, inventory carrying costs can be significant and can result in reduced margins or losses in a poorly performing project or market. In the event of significant changes in economic or market conditions, we may have to sell homes for less or at a loss.
     Supply Risks. The homebuilding industry has from time to time experienced significant difficulties, including:
•	shortages of qualified trades people;

•	reliance on local subcontractors, who may be inadequately capitalized;

•	shortages of materials; and

•	volatile increases in the cost of materials, particularly increases in the price of lumber, drywall and cement, which are significant components of home construction costs.
     Risks from Nature. Weather conditions and natural disasters, such as hurricanes, tornadoes, earthquakes, volcanic activity, droughts, floods and wildfires, can harm our homebuilding business. These can delay home closings, adversely affect the cost or availability of materials or labor, or damage homes under construction. The climates and geology of many of the states in which we operate, including California, Florida and Texas, where we have some of our larger operations, present increased risks of adverse weather or natural disaster.
     Possible Consequences. As a result of the foregoing matters, in the future, potential customers may be less willing or able to buy our homes, or we may take longer or incur more costs to build them. We may not be able to recapture increased costs by raising prices in many cases because of market conditions or because we fix our prices in advance of delivery by signing home sales contracts. We may be unable to change the mix of our home offerings or the affordability of our homes to maintain our margins or satisfactorily address changing market conditions in other ways. In addition, cancellations of home sales contracts in backlog may increase beyond historical rates as homebuyers cancel or do not honor their contracts.
     Our financial services business is closely related to our homebuilding business as it originates mortgage loans principally to purchasers of the homes we build. A decrease in the demand for our homes because of the foregoing matters or an increase in consumer preference for adjustable rate or other low-margin loans could also adversely affect the financial results of this segment of our business. An increase in the default rate on the mortgages we originate could adversely affect the pricing we receive upon the sale of mortgages that we originate in the future.
Future increases in interest rates or reductions in mortgage availability could prevent potential customers from buying our homes and adversely affect our business or our financial results.
     Most of our customers finance their home purchases through lenders providing mortgage financing. Interest rates have been at historical lows for a significant time. Many homebuyers have also chosen adjustable rate, interest only or other mortgages that involve initial lower monthly payments. As a result, new homes have been more affordable. Increases in interest rates or decreases in availability of mortgage financing, however, could reduce the market for new homes. Potential homebuyers may be less willing or able to pay the increased monthly costs or to obtain mortgage financing that exposes them to interest rate changes. Lenders may increase the qualifications needed for mortgages or adjust their terms to address any increased credit risk. Even if potential customers do not need financing, changes in interest rates and mortgage availability could make it harder for them to sell their current homes to potential buyers who need financing. These matters could adversely affect the sales or pricing of our homes.
     In addition, we believe that the availability of FHA and VA mortgage financing is an important factor in marketing many of our homes. We also believe that the liquidity provided by Fannie Mae and Freddie Mac to the mortgage industry is important to the housing market. However, there have been recent discussions in the government regarding the large size of the home-loan portfolios and operations of these two government-sponsored enterprises. Any limitations or restrictions on the availability of the financing or on the liquidity by them could adversely affect our sales.
Governmental regulations could increase the cost and limit the availability of our development and homebuilding projects or affect our related financial services operations and adversely affect our business or financial results.
     We are subject to extensive and complex regulations that affect land development and home construction, including zoning, density restrictions, building design and building standards. These regulations often provide broad discretion to the administering governmental authorities as to the conditions we must meet prior to being approved, if approved at all. We are subject to determinations by these authorities as to the adequacy of water or sewage facilities, roads or other local services. In addition, in many markets government authorities have implemented no growth or growth control initiatives. Any of these can limit, delay or increase the costs of development or homebuilding.

     New housing developments may be subject to various assessments for schools, parks, streets and other public improvements. These can cause an increase in the effective prices for our homes. In addition, increases in property tax rates by local governmental authorities, as recently experienced in response to reduced federal and state funding, can adversely affect the ability of potential customers to obtain financing or their desire to purchase new homes.
     We also are subject to a variety of local, state and federal laws and regulations concerning protection of health and the environment. These laws may result in delays, may cause us to incur substantial compliance, remediation and other costs, and can prohibit or severely restrict development and homebuilding activity in environmentally sensitive regions or areas.
     Our financial services operations are also subject to numerous federal, state and local laws and regulations. These include eligibility requirements for participation in federal loan programs and compliance with consumer lending and similar requirements such as disclosure requirements, prohibitions against discrimination and real estate settlement procedures. They may also subject our operations to examination by the applicable agencies. These may limit our ability to provide mortgage financing or title services to potential purchasers of our homes.
Our substantial debt could adversely affect our financial condition.
     We have a significant amount of debt. As of June 30, 2005, our consolidated debt was approximately $4,363.1 million. After that date, we issued $300 million principal amount of our 5.375% senior notes due 2012 and redeemed our 9.375% senior notes due 2009 for $246 million, and we also incurred indebtedness under our credit facilities in the ordinary course of business. We may incur significant additional debt, subject to the restrictions in our revolving credit facility and many of our indentures.
     Possible Consequences. The amount of our debt could have important consequences. For example, it could:
•	limit our ability to obtain future financing for working capital, capital expenditures, acquisitions, debt service requirements or other requirements;

•	require us to dedicate a substantial portion of our cash flow from operations to payment of our debt and reduce our ability to use our cash flow for other purposes;

•	limit our flexibility in planning for, or reacting to, the changes in our business;

•	place us at a competitive disadvantage because we have more debt than some of our competitors; and

•	make us more vulnerable in the event of a downturn in our business or in general economic conditions.
     Dependence on Future Performance. Our ability to meet our debt service and other obligations will depend upon our future financial performance. We are engaged in businesses that are substantially affected by changes in economic conditions. Our revenues and earnings vary with the level of general economic activity in the markets we serve. Our businesses are also affected by financial, political, business and other factors, many of which are beyond our control. The factors that affect our ability to generate cash can also affect our ability to raise additional funds for these purposes through the sale of debt or equity securities, the refinancing of debt, or the sale of assets. Changes in prevailing interest rates may affect our ability to meet our debt service obligations, because borrowings under our revolving credit facility bear interest at floating rates and our “interest rate swap” agreements fix our interest rate for only a portion of these borrowings.
     As of June 30, 2005, the scheduled maturities of principal on our outstanding debt for the subsequent 12 months totaled $967.3 million. This total included the $235.0 million principal amount of our 9.375% senior notes due 2009 that we redeemed in July 2005 and the $708.4 million aggregate principal amount outstanding under our mortgage warehouse loan facility and our mortgage-backed commercial paper conduit facility whose maturities we recently extended. Based on the current level of operations, we believe our cash flow from operations, available cash, available borrowings under our revolving credit facility, available borrowings under our mortgage warehouse loan facility and our mortgage-backed commercial paper conduit facility, and our ability to access the capital markets and to refinance or renew our facilities in a timely manner will be adequate to meet our future cash needs. We cannot assure you, however, that in the future our business will generate sufficient cash flow from operations or that borrowings or access to the capital markets or refinancing or renewal facilities will be available to us in amounts sufficient to enable us to pay or refinance our indebtedness or to fund other cash needs.
     Indenture and Credit Facility Restrictions. Our revolving credit facility and the indentures governing most series of our senior and senior subordinated notes impose restrictions on our operations and activities. The most significant restrictions relate to limits on investments, stock repurchases, cash dividends and other restricted payments, incurrence of indebtedness, creation of liens and asset dispositions, and require maintenance of minimum levels of tangible net worth and compliance with other financial covenants. If we fail to comply with any of these restrictions or covenants, the trustees, the noteholders or the lending banks, as applicable, could cause our debt to become due and payable prior to maturity. However, under the indentures governing many of these notes, if such notes are rated investment grade by both Standard & Poor’s Ratings Services and Moody’s Investors Service Inc., specified covenants related to limits on investments, stock repurchases, cash dividends and other restricted payments, incurrence of indebtedness and asset dispositions will cease to apply. In addition, unless we have an investment grade rating from any two of Standard & Poor’s Ratings Services, Moody’s Investors Service Inc. and Fitch Ratings, available credit under our revolving credit facility is subject to limitations based on specified percentages of the costs of homes, developed lots and lots under development included in inventory and the amount of other senior, unsecured indebtedness. Under the most restrictive of the limitations imposed by our indentures and revolving credit agreement, as of June 30, 2005, assuming we had issued our 5.375% senior notes due 2012 and redeemed our 9.375% senior notes due 2009 on such date, we would have been permitted to increase our homebuilding debt by approximately $3.0 billion. This amount is not intended as an indication of the amount of additional debt we could in fact obtain.
     Change of Control Purchase Options. If a change of control occurs as defined in the indentures governing many series of our senior and senior subordinated notes, constituting $2,494.8 million principal amount in the aggregate, we would be required to offer to purchase such notes at 101% of their principal amount, together with all accrued and unpaid interest, if any. Moreover, a change of control may also result in the acceleration of our revolving credit facility. If purchase offers were required under the indentures for these notes or our revolving credit facility debt were accelerated, we can give no assurance that we would have sufficient funds to pay the amounts that we would be required to repurchase or repay. We currently would not have sufficient funds available to purchase all of such outstanding debt upon a change of control.
     In addition, the indentures governing our more recent series of senior notes, constituting $1,150.0 million principal amount in the aggregate, provide only limited protection for holders of such notes in the event of a change of control, an acquisition by a highly leveraged company, a change in credit rating or other similar occurrence. The indentures for such notes do not restrict an acquisition by a highly leveraged buyer or prohibit the buyer from incurring additional debt including, subject to limitations, significant amounts of secured debt, which would be senior to the rights of holders of our unsecured debt to the extent of the value of its security. This might reduce the cash available to us, or to anyone who may acquire us, and impair our ability, or the ability of anyone who acquires us, to make payments on our debt.
Homebuilding is very competitive, and competitive conditions could adversely affect our business or our financial results.
     The homebuilding industry is highly competitive. Homebuilders compete not only for homebuyers, but also for desirable properties, financing, raw materials and skilled labor. We compete with other local, regional and national homebuilders, including those with a sales presence on the Internet, often within larger subdivisions designed, planned and developed by such homebuilders. The competitive conditions in the homebuilding industry could result in:
•	difficulty in acquiring suitable land at acceptable prices;

•	increased selling incentives;

•	lower sales or profit margins; or

•	delays in construction of our homes.
     If we are affected by these competitive conditions at increased levels, our business and financial results could be adversely affected.
Our future growth may require additional capital, which may not be available.
     Our operations require significant amounts of cash. We may be required to seek additional capital, whether from sales of equity or debt or additional bank borrowings, for the future growth and development of our business. We can give no assurance as to the availability of such additional capital or, if available, whether it would be on terms acceptable to us. Moreover, the indentures for most of our outstanding public debt and the covenants of our revolving credit facility contain provisions that restrict the debt we may incur in the future. If we are not successful in obtaining sufficient capital, it could reduce our sales and may adversely affect our future growth and financial results.
We cannot assure you that our growth strategies will be successful.
     Since 1993, we have acquired many homebuilding companies. Although we have recently focused on internal growth, we may make strategic acquisitions of homebuilding companies in the future. Successful strategic acquisitions require the integration of operations and management and other efforts to realize the benefits that may be available. Although we believe that we have been successful in doing so in the past, we can give no assurance that we would be able to identify, acquire and integrate successfully strategic acquisitions in the future. Acquisitions can result in the dilution of existing stockholders if we issue our common stock as consideration or reduce our liquidity or increase our debt if we fund them with cash. In addition, acquisitions can expose us to the risk of writing off goodwill related to such acquisitions based on the subsequent results of the reporting units to which the acquired businesses were assigned. Moreover, we may not be able to implement successfully our operating and growth strategies within our existing markets.
Homebuilding is subject to warranty and product liability claims in the ordinary course of business that can be significant.
     As a homebuilder, we are subject to home warranty and construction defect claims arising in the ordinary course of business. As a consequence, we maintain product liability insurance, obtain indemnities and certificates of insurance from subcontractors generally covering claims related to workmanship and materials, and create warranty and other reserves for the homes we sell based on historical experience in our markets and our judgment of the qualitative risks associated with the types of homes built. Because of the uncertainties inherent to these matters, we cannot provide assurance that our insurance coverage, our subcontractor arrangements and our reserves will be adequate to address all of our warranty and construction defect claims in the future. Contractual indemnities can be difficult to enforce, we may be responsible for applicable self-insured retentions and some types of claims may not be covered by insurance or may exceed applicable coverage limits. Additionally, the coverage offered by and availability of product liability insurance for construction defects is currently limited and costly. We have responded to the recent increases in insurance costs and coverage limitations by increasing our self-insured retentions and claim reserves. There can be no assurance that coverage will not be further restricted and become more costly.

THE COMPANY
     We are a national homebuilder. We construct and sell high quality homes through our operating divisions in 23 states and 71 metropolitan markets of the United States, principally under the name D.R. Horton, America’s Builder.
     Donald R. Horton began our homebuilding business in 1978. In 1991, we were incorporated in Delaware to acquire the assets and businesses of our predecessor companies, which were residential home construction and development companies owned or controlled by Mr. Horton. In 1992, we completed our initial public offering of our common stock. From inception, we have consistently grown the size of our company by investing our available capital into our existing homebuilding markets and into start-up operations in new markets. Additionally, from July 1993 to February 2002, we acquired 17 other homebuilding companies, which strengthened our market position in existing markets and expanded our geographic presence and product offerings in other markets. We are now the largest homebuilding company in the United States, based on domestic homebuilding revenues, homes sold and homes closed during the year ended September 30, 2004. Our homes generally range in size from 1,000 to 5,000 square feet and range in price from $80,000 to $900,000. For the year ended September 30, 2004, we closed 43,567 homes with an average closing sales price of approximately $240,800. For the nine months ended June 30, 2005, we closed 32,550 homes with an average closing sales price of approximately $259,100.
     We conduct our homebuilding operations in the following five geographic regions:

Regions	States
Mid-Atlantic	Maryland, New Jersey, North Carolina, Pennsylvania, South Carolina, Virginia

Midwest	Illinois, Minnesota, Wisconsin

Southeast	Alabama, Georgia, Florida

Southwest	Arizona, New Mexico, Oklahoma, Texas

West	California, Colorado, Hawaii, Nevada, Oregon, Utah, Washington
     Our homebuilding revenues from home sales by geographic region are:

	Nine Months Ended
	June 30,		Year Ended September 30,
	2005	2004	2004	2003	2002
	(In millions)
Mid-Atlantic	$671.6	$588.0	$888.4	$674.8	$625.7
Midwest	371.2	385.8	643.7	513.2	488.7
Southeast	1,137.3	750.8	1,041.3	773.9	595.8
Southwest	2,405.5	2,140.3	3,012.3	2,381.5	1,997.3
West	3,847.3	3,215.8	4,905.4	3,990.7	2,822.1

Total	$8,432.9	$7,080.7	$10,491.1	$8,334.1	$6,529.6

     In addition, our homebuilding revenues from land and lot sales were $166.9 million, $218.0 million and $95.6 million for the years ended September 30, 2004, 2003 and 2002, respectively, and $177.5 million and $117.8 million for the nine months ended June 30, 2005 and 2004, respectively.
     Through our financial services operations, we provide mortgage banking and title agency services to homebuyers in the majority of our homebuilding markets. DHI Mortgage, our wholly owned subsidiary, provides mortgage financing services, principally to purchasers of homes we build and sell. DHI Mortgage coordinates and expedites sales transactions for both our homebuyers and our homebuilding operations by ensuring that mortgage commitments are received and that closings take place on a timely and efficient basis. During the year ended September 30, 2004, 92% of DHI Mortgage’s loan volume related to homes closed by our homebuilding operations, and DHI Mortgage provided mortgage financing services for approximately 61% of our total homes closed. During the nine months ended June 30, 2005, 93% of DHI Mortgage’s loan volume related to homes closed by our homebuilding operations, and DHI Mortgage provided mortgage financing services for approximately 64% of our total homes closed. Our subsidiary title companies serve as title insurance agents by providing title insurance policies, examination and closing services, primarily to purchasers of homes we build and sell.
     Our financial reporting segments consist of homebuilding and financial services. Our homebuilding operations are a substantial part of our business, comprising approximately 98% of consolidated revenues and approximately 95% of consolidated income before income taxes for the year ended September 30, 2004. Our homebuilding operations comprised approximately 98% of consolidated revenues and approximately 96% and 94%, respectively, of consolidated income before income taxes for the nine months ended June 30, 2005 and 2004. Our homebuilding segment generates most of its revenues from the sale of completed homes with a lesser amount from the sale of land and lots. In addition to building traditional single family detached homes, the homebuilding segment also builds attached homes, such as town homes, duplexes, triplexes and condominiums (including some mid-rise buildings), which share common walls and roofs. Approximately 84% of home sales revenues for the year ended September 30, 2004 and approximately 85% of home sales for the nine months ended June 30, 2005 were generated from the sale of detached homes. Our financial services segment generates its revenues from originating and selling mortgages and collecting fees for title insurance and closing services. Financial information, including revenue, pre-tax income and identifiable assets, for both of our reporting segments is included in our consolidated financial statements, which are incorporated by reference into this prospectus from our current report on Form 8-K dated August 11, 2005, and from our quarterly reports on Form 10-Q for the quarters ended December 31, 2004, March 31, 2005 and June 30, 2005.
     For more information about our business, please refer to the “Business” section in our annual report on Form 10-K for the year ended September 30, 2004.
     Our principal executive offices are at 301 Commerce Street, Suite 500, Fort Worth, Texas 76102, our telephone number is (817) 390-8200, and our Internet website address is www.drhorton.com. Information on our Internet website is not part of this prospectus.
Recent Developments
     Issuance of 5.375% Senior Notes Due 2012. On July 7, 2005, we issued $300 million principal amount of our 5.375% senior notes due 2012. We used the proceeds of the offering for general corporate purposes, including the reduction of borrowings under our revolving credit facility and the redemption of our 9.375% senior notes due 2009.
     Redemption of 9.375% Senior Notes Due 2009. On July 15, 2005, we redeemed our 9.375% senior notes due 2009 at a price of $1,046.88 per $1,000 note outstanding. This resulted in a payment of approximately $246 million. The notes were originally issued by Schuler Homes, Inc., and we assumed the obligations under the notes in our merger with Schuler in February 2002.
     Election of Additional Director. On August 9, 2005, on the recommendation of the independent members of the Nominating and Governance Committee of our board of directors, our board elected Michael W. Hewatt to serve as a member of our board, a member of the Audit Committee of our board and a member of the Nominating and Governance Committee of our board, each effective as of August 9, 2005. Our board determined that Mr. Hewatt is independent under its own independence standards and the independence standards of the New York Stock Exchange.

THE TRUSTS
     We have created three Delaware business trusts pursuant to three trust agreements executed by us as sponsor for each trust, appointed trustees for each trust and filed a certificate of trust for each trust with the Delaware Secretary of State. The trusts are named DRH Capital Trust I, DRH Capital Trust II and DRH Capital Trust III. The trust agreement of each trust will be amended and restated prior to the issuance and sale by such trust of its trust securities, which consist of trust preferred securities and trust common securities. The original trust agreement is, and the form of the amended and restated trust agreement will be, filed as an exhibit to the registration statement of which this prospectus forms a part. The trust agreement for each trust states the terms and conditions for each trust to issue and sell its trust securities.
     Each trust will exist solely to:
•	issue and sell its trust securities;

•	use the proceeds from the sale of its trust securities to purchase and hold a series of our subordinated trust debt securities;

•	maintain its status as a grantor trust for federal income tax purposes; and

•	engage in other activities that are necessary or incidental to these purposes.
     We will purchase all of the trust common securities of each trust if any such securities are sold. The trust common securities will represent an aggregate liquidation amount equal to at least 3% of each trust’s total capitalization. The trust common securities will have terms substantially identical to, and will rank equal in priority of payment with, the trust preferred securities. However, if an event of default under a trust agreement occurs, cash distributions and liquidation, redemption and other amounts payable on the trust common securities will be subordinate to the trust preferred securities in priority of payment.
     We will guarantee the trust preferred securities as described later in this prospectus.
     Trustees appointed by us, as holder of the trust common securities, will conduct each trust’s business and affairs. The trust agreements will govern the duties and obligations of the trustees. Pursuant to each trust agreement, the number of trustees will initially be four, with three different functions. Two of the trustees, who are administrative trustees, will be persons who are our employees or officers or are otherwise affiliated with us. The third trustee, which is the Delaware trustee, will be an individual resident of the State of Delaware or a corporation which maintains a principal place of business in the State of Delaware. The Delaware trustee will serve the sole purpose of complying with certain Delaware laws. The fourth trustee will be a bank or trust company unaffiliated with us and will serve as property trustee under each trust agreement and as indenture trustee for purposes of the Trust Indenture Act of 1939. Currently, CT Corporation System acts as the Delaware trustee and American Stock Transfer & Trust Company as the property trustee. The property trustee will also act as indenture trustee under the indenture and guarantee trustee under the trust guarantee as described later in this section. We, as the holder of all the trust common securities, will have the right to appoint, remove or replace any trustee and to increase or decrease the number of trustees, provided that the number of trustees will be at least three, two of which will be the administrative trustees and one of which will be the Delaware trustee.
     The property trustee will hold title to our subordinated trust debt securities held by the trust for the benefit of the holders of the trust securities. The property trustee will have the power to exercise all rights, powers and privileges as the holder of the subordinated trust debt securities under the indenture pursuant to which the subordinated trust debt securities will be issued. In addition, the property trustee will maintain exclusive control of a segregated non-interest bearing bank account to hold all payments made in respect of the subordinated trust debt securities for the benefit of the holders of the trust securities. The property trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the trust securities out of funds from the account. The guarantee trustee will hold the guarantee by us of the trust securities for the benefit of the holders of the trust preferred securities.

     We will pay all fees and expenses related to each trust and each offering of the related trust preferred securities and will pay all ongoing costs and expenses of each trust, except such trust’s obligations under the related trust securities.
     The rights of the holders of the trust preferred securities, including economic rights, rights to information and voting rights, are set forth in each trust’s trust agreement and the Delaware Statutory Trust Act and the Trust Indenture Act. The principal place of business of each trust is c/o D.R. Horton, Inc., 301 Commerce Street, Suite 500, Fort Worth, Texas 76102. The telephone number is 817-390-8200.
SECURITIES WE MAY OFFER
     Types of Securities
     The types of securities that we may offer and sell from time to time by this prospectus are:
•	debt securities, which we may issue in one or more series and which may include guarantees of the debt securities by most of our subsidiaries;

•	preferred stock, which we may issue in one or more series;

•	depositary shares;

•	common stock;

•	warrants entitling the holders to purchase common stock, preferred stock or debt securities;

•	stock purchase contracts; or

•	stock purchase units.
     In addition, from time to time by this prospectus, one or more of the trusts may offer and sell trust preferred securities, which will include our trust guarantees. The trusts will hold our subordinated trust debt securities, which may be distributed to holders of trust securities under specified circumstances.
     We may also offer and sell units of the above securities, which may or may not include trust preferred securities issued by one or more of the trusts.
     The aggregate initial offering price of all securities sold will not exceed $3,000,000,000. When we sell securities, we will determine the amounts of securities we will sell and the prices and other terms on which we will sell them. We may sell securities to or through underwriters, through agents or dealers or directly to purchasers.
     Additional Information
     We will describe in a prospectus supplement, which we will deliver with this prospectus, the terms of particular securities which we may offer in the future. In each prospectus supplement we will include the following information:
•	the type and amount of securities which we propose to sell;

•	the initial public offering price of the securities;

•	the names of the underwriters, agents or dealers, if any, through or to which we will sell the securities;

•	the compensation, if any, of those underwriters, agents or dealers;

•	if applicable, information about securities exchanges or automated quotation systems on which the securities will be listed or traded;

•	material United States federal income tax considerations applicable to the securities;

•	any material risk factors associated with the securities; and

•	any other material information about the offer and sale of the securities.

     In addition, the prospectus supplement may also add, update or change the information contained in this prospectus.
USE OF PROCEEDS
     Except as may be stated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes. These purposes may include:
•	reducing or repaying existing indebtedness, including our revolving credit facility or outstanding debt securities;

•	providing additional working capital;

•	acquiring and developing land;

•	constructing new homes; and

•	acquiring companies in homebuilding and related businesses.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION AND OPERATING DATA
     The following summary consolidated financial information for the five years ended September 30, 2004 is derived from our audited consolidated financial statements except as described in the footnotes below. The following summary consolidated financial information for the nine months ended June 30, 2005 and 2004 is derived from our unaudited consolidated financial statements. The data should be read in conjunction with the consolidated financial statements, related notes, management’s discussion and analysis of financial condition and results of operations, and other financial information incorporated by reference into this prospectus. These historical results are not necessarily indicative of the results to be expected in the future. Interim results for the current year are not necessarily indicative of the results that may be expected for the entire year.

	Nine Months Ended
	June 30,		Year Ended September 30,
	2005	2004	2004	2003	2002	2001	2000
	(In millions, except per share amounts and number of homes)
Income statement data(1):
Revenues:
Homebuilding	$8,610.4	$7,198.5	$10,658.0	$8,552.1	$6,625.2	$4,383.6	$3,604.2
Financial services	156.5	131.7	182.8	176.0	113.6	72.0	49.5
Gross profit — homebuilding	2,225.2	1,636.1	2,460.7	1,746.3	1,260.8	856.4	663.1
Income before income taxes:
Homebuilding	1,409.9	960.4	1,508.2	914.7	591.1	380.8	294.5
Financial services	64.3	56.6	74.7	93.5	56.4	27.0	14.7
Income before cumulative effect of change in accounting principle	906.7	625.5	975.1	626.0	404.7	254.9	191.7
Cumulative effect of change in accounting principle, net of income taxes(2)	—	—	—	—	—	2.1	—
Net income(3)	906.7	625.5	975.1	626.0	404.7	257.0	191.7
Income before cumulative effect of change in accounting principle per share(4):
Basic	2.91	2.02	3.14	2.11	1.51	1.12	0.85
Diluted(5)	2.85	1.98	3.09	1.99	1.39	1.07	0.84
Net income per share(4):
Basic	2.91	2.02	3.14	2.11	1.51	1.13	0.85
Diluted(5)	2.85	1.98	3.09	1.99	1.39	1.08	0.84
Selected operating data(1):
Gross profit margin — homebuilding	25.8%	22.7%	23.1%	20.4%	19.0%	19.5%	18.4%
Number of homes closed	32,550	30,115	43,567	35,934	29,761	21,371	19,144
New sales orders, net (homes)(6)	39,282	34,158	45,263	38,725	31,491	22,179	19,223
New sales orders, net ($ value)(6)	$10,889.2	$8,583.8	$11,406.2	$9,162.3	$6,885.9	$4,502.6	$3,676.4
Sales order backlog at end of period (homes)(7)	23,916	19,531	17,184	15,488	12,697	9,263	7,388
Sales order backlog at end of period ($ value)(7)	$7,024.7	$5,156.5	$4,568.5	$3,653.4	$2,825.2	$1,933.8	$1,536.9
Other financial data(1):
Interest expensed:
Expensed directly	$9.1	$7.3	$9.3	$12.6	$11.5	$14.1	$15.8
Amortized to cost of sales	158.6	173.1	249.0	219.4	136.2	91.4	69.6
Provision for income taxes	567.5	391.5	607.8	382.2	242.8	152.9	117.5
Depreciation and amortization	39.2	34.4	49.6	41.8	32.8	31.2	22.0
Interest incurred(8)	213.9	181.7	242.6	246.9	204.3	136.3	110.0

	As of June 30,		As of September 30,
	2005	2004	2004	2003	2002	2001	2000
	(In millions)
Balance sheet data(1):
Inventories	$8,622.4	$6,383.2	$6,567.4	$5,082.3	$4,343.1	$2,804.4	$2,191.0
Total assets	11,044.5	8,202.4	8,985.2	7,279.4	6,017.5	3,652.2	2,694.6
Notes payable(9)	4,363.1	3,318.8	3,499.2	2,963.2	2,878.3	1,884.3	1,344.4
Stockholders’ equity	4,820.3	3,625.0	3,960.7	3,031.3	2,269.9	1,250.2	969.6

(1)	On February 21, 2002, we acquired Schuler Homes in a merger. The total merger consideration consisted of 20,079,532 shares of D.R. Horton common stock, valued at $30.93 per share; $168.7 million in cash; $802.2 million of assumed Schuler debt, $238.2 million of which was paid at closing; $218.7 million of assumed trade payables and other liabilities; and $10.8 million of assumed obligations to the Schuler entities’ minority interest holders. Schuler’s revenues for the period February 22, 2002 through September 30, 2002 were $1,246.6 million.

(2)	In fiscal 2001, we recorded a cumulative effect of a change in accounting principle of $2.1 million, net of income taxes of $1.3 million, as an adjustment to net income, related to our adoption of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities.”

(3)	Beginning in fiscal 2002, pursuant to our adoption of Statement of Financial Accounting Standards No. 142, we no longer amortize goodwill, but test it for impairment annually. If we had not amortized goodwill in fiscal 2001 and 2000, reported net income and diluted net income per share (before cumulative effect of change in accounting principle and adjusted to reflect the effects of the 11% stock dividend on March 23, 2001, the three-for-two common stock splits, effected as 50% stock dividends and paid on April 9, 2002 and January 12, 2004, and the four-for-three common stock split, effected as a 33% stock dividend and paid on March 16, 2005) would have been:

	Net Income (In millions)			Diluted Net Income Per Share
			Before	Including		Excluding
	Originally		Goodwill	Goodwill		Goodwill
	Reported	Increase	mortization	Amortization	Increase	Amortization
2001	$254.9	$6.0	$260.9	$1.07	$0.03	$1.10
2000	191.7	5.1	196.8	0.84	0.03	0.87

(4)	Per share amounts have been adjusted to reflect the effects of the 11% stock dividend of March 2001, the three-for-two stock splits of April 2002 and January 2004, and the four-for-three stock split of March 16, 2005.

(5)	In October 2004, the Financial Accounting Standards Board ratified EITF Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share” (known as EITF 04-8). EITF 04-8 requires that shares underlying contingently convertible debt be included in diluted earnings per share computations using the if-converted method regardless of whether the market price trigger or other contingent features have been met. The effective date for EITF 04-8 is for reporting periods ending after December 15, 2004. EITF 04-8 also requires restatement of earnings per share amounts for prior periods presented during which the instrument was outstanding. In May 2001, we issued zero coupon convertible senior notes, which were converted into shares of our common stock in June 2003. During certain quarters of the years ended September 30, 2001, 2002 and 2003, the market price trigger was not met and the convertible shares were not included in the computation of diluted net income per share. In accordance with EITF 04-8, we have restated diluted income before cumulative effect of change in accounting principle and net income, which reduced our diluted net income per share for the years ended September 30, 2003, 2002 and 2001 by $0.06, $0.05 and $0.03, respectively.

(6)	Represents homes placed under contract during the period, net of cancellations.

(7)	Represents homes under contract but not yet closed at the end of the period, some of which are subject to contingencies, including mortgage loan approval. In the past, our backlog has been a reliable indicator of the level of closings in our two subsequent fiscal quarters, but we cannot assure you that homes subject to pending sales contracts will close.

(8)	Interest incurred consists of all interest costs, whether expensed or capitalized, including amortization of debt issuance costs, if applicable.

(9)	Notes payable excludes liabilities associated with consolidated land inventory not owned.

RATIO OF EARNINGS TO FIXED CHARGES
     The following table sets forth our ratio of earnings to fixed charges for the five years ended September 30, 2004 and for the nine months ended June 30, 2005:

	Nine
	Months
	Ended
	June 30,	Year Ended September 30,
	2005	2004	2003	2002	2001	2000
Ratio	7.40	7.39	4.95	3.81	3.69	3.52
     For purposes of computing the ratio of earnings to fixed charges, earnings consist of income, including distributions received from equity investments, before income taxes, cumulative effect of a change in accounting principle, interest expensed, interest amortized to cost of sales and income attributable to minority interests. Fixed charges consist of interest incurred, whether expensed or capitalized, including amortization of debt issuance costs, if applicable, and the portion of rent expense deemed to represent interest.
DESCRIPTION OF DEBT SECURITIES
     We may issue debt securities under one or more indentures entered into or to be entered into between us, most of our subsidiaries if they guarantee the debt securities, and American Stock Transfer & Trust Company, New York, New York, as trustee, or another trustee chosen by us, qualified to act as such under the Trust Indenture Act and appointed in a supplemental indenture with respect to a particular series. The indentures are governed by the Trust Indenture Act.
     The following is a summary of the indentures. It does not restate the indentures entirely. We urge you to read the indentures. We have filed the indentures as exhibits to the registration statement of which this prospectus is a part, and you may inspect them at the office of the trustee, or as described under “Incorporation of Certain Documents By Reference.” References below to an “indenture” are references to the applicable indenture, as supplemented, under which a particular series of debt securities is issued.
Terms of the Debt Securities
     Our debt securities will be unsecured obligations of D.R. Horton, Inc. We may issue them in one or more series. Authorizing resolutions or a supplemental indenture will set forth the specific terms of each series of debt securities. We will provide a prospectus supplement for each series of debt securities that will describe:
•	the title of the debt securities and whether the debt securities are senior, senior subordinated, or subordinated debt securities;

•	the aggregate principal amount of the debt securities and any limit upon the aggregate principal amount of the series of debt securities;

•	the date or dates on which principal of the debt securities will be payable and the amount of principal which will be payable;

•	the rate or rates (which may be fixed or variable) at which the debt securities will bear interest, if any, as well as the dates from which interest will accrue, the dates on which interest will be payable and the record date for the interest payable on any payment date;

•	the currency or currencies in which principal, premium, if any, and interest, if any, will be payable;

•	the place or places where principal, premium, if any, and interest, if any, on the debt securities will be payable and where debt securities which are in registered form can be presented for registration of transfer or exchange; and the identification of any depositary or depositaries for any global debt securities;

•	any provisions regarding our right to redeem or purchase debt securities or the right of holders to require us to redeem or purchase debt securities;

•	the right, if any, of holders of the debt securities to convert them into our common stock or other securities, including any provisions intended to prevent dilution of the conversion rights;

•	any provisions requiring or permitting us to make payments to a sinking fund to be used to redeem debt securities or a purchase fund to be used to purchase debt securities;

•	the percentage of the principal amount at which debt securities will be issued and, if other than the full principal amount thereof, the percentage of the principal amount of the debt securities which is payable if maturity of the debt securities is accelerated because of a default;

•	the terms, if any, upon which debt securities may be subordinated to our other indebtedness;

•	any additions to, modifications of or deletions from the terms of the debt securities with respect to events of default or covenants or other provisions set forth in the indenture; and

•	any other material terms of the debt securities, which may be different from the terms set forth in this prospectus.
     Each prospectus supplement will describe, as to the debt securities to which it relates, any guarantees by our direct and indirect subsidiaries which may guarantee the debt securities, including the terms of subordination, if any, of any such guarantee.
     The applicable prospectus supplement will also describe any material covenants to which a series of debt securities will be subject.
Events of Default and Remedies
     Unless otherwise described in the prospectus supplement, an event of default with respect to any series of debt securities will be defined in the indenture or applicable supplemental indenture as being:
•	our default in payment of the principal of or premium, if any, on any of the debt securities of such series;

•	default for 30 days in payment of any installment of interest on any debt security of such series beyond any applicable grace period;

•	default by us or any guarantor subsidiary for 60 days after notice in the observance or performance of any other covenants in the indenture or applicable supplemental indenture relating to such series; and

•	bankruptcy, insolvency or reorganization of our company or our significant guarantor subsidiaries.
     The indenture will provide that the trustee may withhold notice to the holders of any series of debt securities of any default, except a default in payment of principal, premium, if any, or interest, if any, with respect to such series of debt securities, if the trustee considers it in the interest of the holders of such series of debt securities to do so.
     The indenture will provide that if any event of default has occurred and is continuing with respect to any series of debt securities, the trustee or the holders of not less than 25% in principal amount of such series of debt securities then outstanding may declare the principal of all the debt securities of such series to be due and payable immediately. However, the holders of a majority in principal amount of the debt securities of such series then outstanding by written notice to the trustee and to us may waive any event of default with respect to such series of debt securities, other than any event of default in payment of principal or interest. Holders of a majority in principal amount of the then outstanding debt securities of any series may rescind an acceleration with respect to such series and its consequences, except an acceleration due to nonpayment of principal or interest on such series, if the rescission would not conflict with any judgment or decree and if all existing events of default with respect to such series have been cured or waived.
     The holders of a majority of the outstanding principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee with respect to such series, subject to limitations specified in the indenture.

Defeasance
     The indenture will permit us and our guarantor subsidiaries to terminate all our respective obligations under the indenture as they relate to any particular series of debt securities, other than the obligation to pay interest, if any, on and the principal of the debt securities of such series and certain other obligations, at any time by:
•	depositing in trust with the trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of and interest, if any, on the debt securities of such series to their maturity; and

•	complying with other conditions, including delivery to the trustee of an opinion of counsel or a ruling received from the Internal Revenue Service to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.
     In addition, the indenture will permit us and our guarantor subsidiaries to terminate all of our respective obligations under the indenture as they relate to any particular series of debt securities, including the obligations to pay interest, if any, on and the principal of the debt securities of such series and certain other obligations, at any time by:
•	depositing in trust with the trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of and interest, if any, on the debt securities of such series to their maturity; and

•	complying with other conditions, including delivery to the trustee of an opinion of counsel or a ruling received from the Internal Revenue Service to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise, which opinion of counsel is based upon a change in the applicable federal tax law since the date such series of debt securities are originally issued.
Transfer and Exchange
     A holder will be able to transfer or exchange debt securities only in accordance with the indenture. The registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the indenture.
Amendment, Supplement and Waiver
     Without the consent of any holder, we and the trustee may amend or supplement the indenture, the debt securities or the guarantees of debt securities to:
•	cure any ambiguity, defect or inconsistency;

•	create a series and establish its terms;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	make any change that does not adversely affect the legal rights of any holder; or

•	delete a guarantor subsidiary which, in accordance with the terms of the indenture, ceases to be liable on its guarantee of debt securities.
     With the exceptions discussed below, we and the trustee may amend or supplement the indenture, the debt securities or the guarantees of a particular series with the consent of the holders of at least a majority in principal amount of the debt securities of such series then outstanding. In addition, the holders of a majority in principal amount of the debt securities of such series then outstanding may waive any existing default under, or compliance with, any provision of the indenture relating to a particular series of debt securities, other than any event of default in payment of interest or principal. These consents and waivers may be obtained in connection with a tender offer or exchange offer for debt securities.
     Without the consent of each holder affected, we and the trustee may not:
•	reduce the amount of debt securities of such series whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest;

•	reduce the principal of or change the fixed maturity of any debt security or alter the provisions with respect to redemptions or mandatory offers to repurchase debt securities;

•	make any debt security payable at a place or in money other than that stated in the debt security;

•	modify the ranking or priority of the debt securities or any guarantee;

•	release any guarantor from any of its obligations under its guarantee or the indenture except in accordance with the indenture; or

•	waive a continuing default in the payment of principal of or interest on the debt securities.
     The right of any holder to participate in any consent required or sought pursuant to any provision of the indenture, and our obligation to obtain any such consent otherwise required from such holder, may be subject to the requirement that such holder shall have been the holder of record of debt securities with respect to which such consent is required or sought as of a date identified by the trustee in a notice furnished to holders in accordance with the indenture.
Concerning the Trustee
     In the ordinary course of its business, American Stock Transfer and Trust Company, the trustee, provides, and may continue to provide, service to us as transfer agent for our common stock and trustee under indentures relating to our senior notes and senior subordinated notes. The indenture contains, or will contain, limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in specified cases or to realize on property received in respect of any such claim as security or otherwise. The indenture permits, or will permit, the trustee to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict or resign.
     The indenture provides, or will provide, that in case an event of default occurs and is not cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of such person’s own affairs. The trustee may refuse to perform any duty or exercise any right or power under the indenture, unless it receives indemnity satisfactory to it against any loss, liability or expense.
Governing Law
     The laws of the State of New York govern, or will govern, the indenture, the debt securities and the guarantees of the debt securities.
DESCRIPTION OF COMMON STOCK, PREFERRED STOCK AND DEPOSITARY
SHARES
     Our authorized capital stock is 400,000,000 shares of common stock, $.01 par value, and 30,000,000 shares of preferred stock, $.10 par value. At August 3, 2005, 312,824,500 shares of common stock and no shares of preferred stock were outstanding.
Common Stock
     Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The vote of the holders of a majority of the stock represented at a meeting at which a quorum is present is generally required to take stockholder action, unless a greater vote is required by law. The holders are not entitled to cumulative voting in the election of directors. Directors are elected by plurality vote. Accordingly, the holder or holders of a majority of the outstanding shares of common stock will be able to elect our entire board of directors.
     Holders of common stock have no preemptive rights. They are entitled to such dividends as may be declared by our board of directors out of funds legally available for such purpose. The common stock is not entitled to any sinking fund, redemption or conversion provisions. On our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in our net assets remaining after the payment of all creditors and liquidation preferences of preferred stock, if any. The outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable. There will be a prospectus supplement relating to any offering of common stock offered by this prospectus.
     The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company, New York, New York, which currently serves as trustee for our series of senior notes and senior subordinated notes described in “Description of Debt Securities — Concerning the Trustee” and may also serve as trustee under other indentures for debt securities offered by this prospectus.
     The following provisions in our charter or bylaws may make a takeover of our company more difficult:
•	an article in our charter prohibiting stockholder action by written consent;

•	an article in our charter requiring the affirmative vote of the holders of two-thirds of the outstanding shares of common stock to remove a director;

•	a bylaw limiting the persons who may call special meetings of stockholders to our board of directors or a committee authorized to call a meeting by the board or the bylaws; and

•	bylaws providing time limitations for nominations for election to the board of directors or for proposing matters which can be acted upon at stockholders’ meetings.
     These provisions may delay stockholder actions with respect to business combinations and the election of new members to our board of directors. As such, the provisions could discourage open market purchases of our common stock because a stockholder who desires to participate in a business combination or elect a new director may consider them disadvantageous. Additionally, the issuance of preferred stock could delay or prevent a change of control or other corporate action.
     As a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an “interested stockholder” from engaging in a “business combination” with us for three years following the date that person became an interested stockholder, unless:
•	before that person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

•	upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding stock held by persons who are both directors and officers of our corporation or by certain employee stock plans; or

•	on or following the date on which that person became an interested stockholder, the business combination is approved by our board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66-2/3% of our outstanding voting stock excluding shares held by the interested stockholder.
A “interested stockholder” is generally a person owning 15% or more of our outstanding voting stock. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder.

Preferred Stock
     We may issue preferred stock in series with any rights and preferences which may be authorized by our board of directors. We will distribute a prospectus supplement with regard to each particular series of preferred stock. Each prospectus supplement will describe, as to the series of preferred stock to which it relates:
•	the title of the series of preferred stock;

•	any limit upon the number of shares of the series of preferred stock which may be issued;

•	the preference, if any, to which holders of the series of preferred stock will be entitled upon our liquidation;

•	the date or dates on which we will be required or permitted to redeem the preferred stock;

•	the terms, if any, on which we or holders of the preferred stock will have the option to cause the preferred stock to be redeemed or purchased;

•	the voting rights, if any, of the holders of the preferred stock;

•	the dividends, if any, which will be payable with regard to the series of preferred stock, which may be fixed dividends or participating dividends and may be cumulative or non-cumulative;

•	the right, if any, of holders of the preferred stock to convert it into another class of our stock or securities, including provisions intended to prevent dilution of those conversion rights;

•	any provisions by which we will be required or permitted to make payments to a sinking fund to be used to redeem preferred stock or a purchase fund to be used to purchase preferred stock; and

•	any other material terms of the preferred stock.
     Holders of shares of preferred stock will not have preemptive rights.
Depositary Shares
     General. We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we exercise this option, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction (to be set forth in the applicable prospectus supplement) of a share of a particular series of preferred stock.
     The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us. The depositary will have its principal office in the United States and a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion, to the applicable fraction of a share of preferred stock underlying that depositary share, to all the rights and preferences of the preferred stock underlying that depositary share. Those rights include dividend, voting, redemption and liquidation rights.
     The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock underlying the depositary shares, in accordance with the terms of the offering. Copies of the forms of deposit agreement and depositary receipt will be filed as exhibits to the registration statement. The following summary of the deposit agreement, the depositary shares and the depositary receipts is not complete. You should refer to the forms of the deposit agreement and depositary receipts that will be filed with the SEC in connection with the offering of the specific depositary shares.
     Pending the preparation of definitive engraved depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form. These temporary depositary receipts entitle their holders to all the rights of definitive depositary receipts which are to be prepared without unreasonable delay. Temporary depositary receipts will then be exchangeable for definitive depositary receipts at our expense.

     Dividends and Other Distributions. The depositary will distribute all cash dividends or other cash distributions received with respect to the preferred stock to the record holders of depositary shares relating to the preferred stock in proportion to the number of depositary shares owned by those holders.
     If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.
     Redemption of Depositary Shares. If a series of preferred stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable redemption fraction of the redemption price per share payable with respect to that series of the preferred stock. Whenever we redeem shares of preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by the depositary.
     Voting the Preferred Stock. Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in such notice to the record holders of the depositary shares underlying the preferred stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock represented by the holder’s depositary shares. The depositary will then try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with such instructions. We will agree to take all actions which may be deemed necessary by the depositary to enable the depositary to do so. The depositary will not vote the shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares underlying the preferred stock.
     Amendment and Termination of the Depositary Agreement. The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the depositary only if (a) all outstanding depositary shares have been redeemed or (b) there has been a final distribution of the underlying preferred stock in connection with our liquidation, dissolution or winding up and the preferred stock has been distributed to the holders of depositary receipts.
     Charges of Depositary. We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and those other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.
     Miscellaneous. The depositary will forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the preferred stock.
     Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.
     Resignation and Removal of Depositary. The depositary may resign at any time by delivering notice to us of its election to resign. We may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.
DESCRIPTION OF WARRANTS
     We may issue warrants for the purchase of debt securities, preferred stock, common stock, or units of two or more of these types of securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any registered holders of warrants or beneficial owners of warrants.
     We will distribute a prospectus supplement with regard to each issue of warrants. Each prospectus supplement will describe:
•	in the case of warrants to purchase debt securities, the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of the warrants and the price at which you may purchase the debt securities upon exercise;

•	in the case of warrants to purchase preferred stock, the designation, number of shares, stated value and terms, such as liquidation, dividend, conversion and voting rights, of the series of preferred stock purchasable upon exercise of the warrants and the price at which you may purchase such number of shares of preferred stock of such series upon such exercise;

•	in the case of warrants to purchase common stock, the number of shares of common stock purchasable upon the exercise of the warrants and the price at which you may purchase such number of shares of common stock upon such exercise;

•	the period during which you may exercise the warrants;

•	any provision adjusting the securities that may be purchased on exercise of the warrants, and the exercise price of the warrants, to prevent dilution or otherwise;

•	the place or places where warrants can be presented for exercise or for registration of transfer or exchange; and

•	any other material terms of the warrants.
     Warrants for the purchase of preferred stock and common stock will be offered and exercisable for U.S. dollars only. Warrants will be issued in registered form only. The exercise price for warrants will be subject to adjustment as described in the applicable prospectus supplement.
     Prior to the exercise of any warrants to purchase debt securities, preferred stock or common stock, holders of the warrants will not have any of the rights of holders of the debt securities, preferred stock or common stock purchasable upon exercise, including:
•	in the case of warrants for the purchase of debt securities, the right to receive payments of principal of, any premium or interest on the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•	in the case of warrants for the purchase of preferred stock or common stock, the right to vote or to receive any payments of dividends on the preferred stock or common stock purchasable upon exercise.

DESCRIPTION OF STOCK PURCHASE CONTRACTS
AND STOCK PURCHASE UNITS
     We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock at a future date or dates. The consideration per share of common stock may be fixed at the time stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately, or as part of stock purchase units consisting of a stock purchase contract and debt securities, trust preferred securities or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the common stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner.
     The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contract, and, if applicable, collateral or depositary arrangements, relating to such stock purchase contracts or stock purchase units. Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will be discussed in the related prospectus supplement.
DESCRIPTION OF UNITS
     As specified in the applicable prospectus supplement, units will consist of one or more stock purchase contracts, warrants, debt securities, debt securities guarantees, trust preferred securities, guarantees of trust preferred securities, preferred stock, common stock, or any combination thereof. You should refer to the applicable prospectus supplement for:
•	all terms of the units and of the stock purchase contracts, warrants, debt securities, debt securities guarantees, trust preferred securities, guarantees of trust preferred securities, shares of preferred stock or shares of common stock or any combination thereof comprising the units, including whether and under what circumstances the securities comprising the units may or may not be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.
DESCRIPTION OF TRUST PREFERRED SECURITIES
Description of Trust Securities
     Each trust may issue only one series of trust preferred securities having terms described in its related prospectus supplement. Each trust agreement will be qualified as an indenture under the Trust Indenture Act and will contain the terms of the trust preferred securities. The property trustee will act as indenture trustee for purposes of the Trust Indenture Act.
     We will set forth the terms of the trust preferred securities, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or restrictions, in the trust agreement. In addition, the Trust Indenture Act automatically makes some terms a part of the trust agreement. The terms of the trust preferred securities will correspond to the terms of the subordinated trust debt securities held by the trust and described in the related prospectus supplement.
     The prospectus supplement relating to the trust preferred securities of a trust will include the specific terms of the series of trust preferred securities being issued, including:
•	the distinctive designation of the trust preferred securities;

•	the number of trust preferred securities issuable by the trust;

•	the annual distribution rate, or method of determining such rate, for trust preferred securities and the date or dates upon which such distributions will be payable and the record date or dates for the payment of such distributions;

•	whether distributions on trust preferred securities will be cumulative, and, in the case of trust preferred securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on trust preferred securities will be cumulative;

•	the amount or amounts which will be paid out of the assets of the trust to the holders of trust preferred securities upon voluntary or involuntary dissolution, winding-up or termination of the trust;

•	the obligation or right, if any, of the trust to purchase or redeem trust preferred securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which trust preferred securities will be purchased or redeemed, in whole or in part, pursuant to such obligation or right;

•	the voting rights, if any, of holders of trust preferred securities in addition to those required by law, including the number of votes per trust preferred security and any requirement for approval by the holders of such trust preferred securities, or of trust preferred securities issued by other trusts, or both, as a condition to specified action or amendments to the trust agreement;

•	the terms for any conversion or exchange into other securities;

•	the terms and conditions, if any, upon which the subordinated trust debt securities owned by the trust may be distributed to holders of trust preferred securities;

•	if applicable, any securities exchange upon which the trust preferred securities will be listed; and

•	any other relevant rights, preferences, privileges, limitations or restrictions of trust preferred securities not inconsistent with the trust agreement or with applicable law.
     We will guarantee distributions on trust preferred securities to the extent set forth below under “Description of Trust Guarantees.” We will describe material United States federal income tax considerations applicable to trust preferred securities in a prospectus supplement relating to the trust preferred securities.
     Each trust will issue a series of trust common securities in connection with the issuance of trust preferred securities. Except for voting rights, the terms of trust common securities will be substantially identical to the terms of trust preferred securities. Trust common securities will rank equally with trust preferred securities except that, upon an event of default under the trust agreement, the rights of holders of trust common securities to payments will be subordinated to the rights of holders of trust preferred securities. The trust common securities will also carry the right to vote to appoint, remove or replace any trustee of the trust. We will own all of the trust common securities.
     Enforcement of Certain Rights by Holders of Trust Preferred Securities
     If an event of default as defined in the applicable trust agreement occurs and is continuing, then the holders of trust preferred securities of such trust would rely on the enforcement by the property trustee of its rights as a holder of the applicable series of subordinated trust debt securities against us. In addition, so long as their directions do not conflict with any rule of law or with such trust agreement, and could not involve such property trustee in personal liability in circumstances where reasonable indemnity would not be adequate, the holders of a majority in aggregate liquidation amount of trust preferred securities of such trust may direct the property trustee as to:
•	the time, method and place of conducting any proceeding for any remedy available to such property trustee;

•	the exercise of any trust or power conferred upon such property trustee under such trust agreement; and

•	the exercise of the remedies available to the property trustee as a holder of subordinated trust debt securities.
     If such property trustee fails to enforce its rights under the subordinated trust debt securities held by such trust, a holder of trust preferred securities of such trust may, to the extent permitted by law, institute a legal proceeding directly against us to enforce such property trustee’s rights under such trust agreement. In such case, the holder would not be required to institute a legal proceeding against the property trustee, the trust or any other person. In no event will such holder be permitted or authorized to affect, disturb or prejudice the rights of any other holder or to obtain or to seek to obtain priority or preference over any other holder or to enforce any right under such trust agreement, except in the manner described in the trust agreement and for the equal and ratable benefit of all such holders. Notwithstanding the foregoing, a holder of trust preferred securities of such trust may institute a proceeding directly against us for enforcement of payment to such holder of the principal of or interest on the subordinated trust debt securities held by such trust having a principal amount equal to the aggregate stated liquidation amount of such trust preferred securities held by such holder, on or after the due dates specified or provided for in such subordinated trust debt securities. In such case, the holder would not be required to institute a legal proceeding against the property trustee, the trust or any other person. In connection with such proceeding, we will be subrogated to the rights of such holder under the trust agreement to the extent of any payment made by us to such holder.
Description of Trust Guarantees
     The following is a summary of information concerning the guarantees of the trust preferred securities of each trust, which we refer to as the trust guarantees. We will execute each trust guarantee for the benefit of holders of trust preferred securities. We will qualify each trust guarantee as an indenture under the Trust Indenture Act. We will identify the trust guarantee trustee for purposes of the Trust Indenture Act in a prospectus supplement with respect to the trust preferred securities.
     The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of trust guarantee, which has been or will be filed as an exhibit to the registration statement of which this prospectus forms a part. The trust guarantee will be held by the trust guarantee trustee for the benefit of holders of trust preferred securities.
     General
     To the extent set forth in the trust guarantee, we will agree to pay in full the guarantee payments, described below, without duplication of amounts theretofore paid by or on behalf of the trust, as and when due regardless of any defense, right of set off or counter-claim which we may have. With respect to trust preferred securities issued by a trust, we will pay in full the following payments or distributions as guarantee payments to the extent the trust fails to pay or make such guarantee payments:
•	any accrued and unpaid distributions on trust preferred securities, to the extent such trust has funds legally and immediately available therefor;

•	the redemption price, to the extent such trust has funds legally and immediately available therefor with respect to trust preferred securities called for redemption; and

•	upon voluntary or involuntary dissolution, winding up or termination of such trust, other than in connection with the distribution of subordinated trust debt securities to holders of trust preferred securities or the redemption of all trust preferred securities, the lesser of:
o	the aggregate of the liquidation amount and all accrued and unpaid distributions on such trust preferred securities to the date of payment, to the extent such trust has funds legally and immediately available therefor, and

o	the amount of assets of the trust remaining available for distribution to holders of trust preferred securities in liquidation of the trust.
     We will determine the redemption price and liquidation amount at the time the trust preferred securities are issued. We may satisfy our obligation to make a guarantee payment by direct payment of the required amounts to the holders of such trust preferred securities or by causing the trust to pay such amounts to such holders.
     Each trust guarantee will not apply to any payment or distribution except to the extent the applicable trust has funds legally available for such payment or distribution. If we do not make interest payments on the subordinated trust debt securities purchased by a trust, such trust will not pay distributions on such trust preferred securities issued by such trust and will not have funds legally available. The trust guarantee, when taken together with our obligations under the subordinated trust debt securities, the applicable indenture and the trust agreement, including our obligation to pay costs, expenses, debt, and liabilities of such trust, other than with respect to the trust securities, will be a full and unconditional guarantee, on a subordinated basis, by us of payments due on the trust preferred securities from the time of issuance.
     Amendment of Trust Guarantee; Assignment
     Except for changes which do not materially adversely affect the rights of holders of trust preferred securities, each trust guarantee may be amended only with the approval of a majority in liquidation amount of trust preferred securities issued by the applicable trust. The manner of obtaining any such approval will be as set forth in the applicable trust agreement. The trust guarantee will bind the successors, assigns, receivers, trustees and representatives of us and continue to benefit the trust guarantee trustee and holders of trust preferred securities. Except in connection with a consolidation, merger, conveyance, transfer or lease involving us, permitted under the applicable indenture, we may not assign our rights or delegate our obligations under the trust guarantee.
     Termination of the Trust Guarantee
     Each trust guarantee will terminate as to the trust preferred securities issued by the applicable trust:
•	upon full payment of the redemption price of all trust preferred securities of such trust;

•	upon distribution of subordinated trust debt securities held by such trust to the holders of and in exchange for trust preferred securities; or

•	upon full payment of amounts payable in accordance with the trust agreement upon liquidation of such trust.
The trust guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities must repay any sums paid to them under the trust preferred securities or trust guarantee.
     Events of Default
     An event of default under a trust guarantee will occur if we fail to make the payments required by the trust guarantee.
     The holders of a majority in liquidation amount of trust preferred securities relating to such trust guarantee have the right to direct the time, method and place of conducting any proceeding for any remedy available to such trust guarantee trustee or to direct the exercise of any trust or power conferred upon such trust guarantee trustee under the trust guarantee. If the trust guarantee trustee fails to enforce such trust guarantee, any holder of record of trust preferred securities relating to such trust preferred guarantee may institute a legal proceeding directly against us to enforce the trust guarantee trustee’s rights, without first instituting any other legal proceeding.
     Status of Trust Guarantee
     The trust guarantee will constitute our unsecured obligation and will rank:
•	subordinate and junior in right of payment to all of our other liabilities, including the subordinated trust debt securities, except those made equal or subordinate by their terms;

•	equal with the most senior preferred stock which may now or hereafter be issued or guaranteed by us; and

•	senior to our common stock.
     The terms of the trust preferred securities will provide that each holder of trust preferred securities issued by such trust, by acceptance thereof, agrees to the subordination provisions and other terms of the related trust guarantee. Each trust guarantee will constitute a guarantee of payment and not of collection. This means that the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under such trust guarantee without instituting a legal proceeding against any other person or entity. Each trust guarantee will be deposited with the applicable trust guarantee trustee to be held for the benefit of the holders of such trust preferred securities. Except as otherwise noted herein, the trust guarantee trustee has the right to enforce the trust guarantee on behalf of the holders of the related trust preferred securities. Except as described under “Termination of the Trust Guarantee” above, the trust guarantee will not be discharged except by payment of the guarantee payments in full without duplication of amounts theretofore paid by the trust.
     Information Concerning Trust Guarantee Trustee
     The trust guarantee trustee, prior to the occurrence of a default with respect to the trust guarantee and after the curing of all such defaults that may have occurred, will undertake to perform only such duties as are specifically set forth in the trust guarantee and, during the continuance of any default, will exercise the same degree of care as a prudent individual would exercise in the conduct of such individual’s own affairs. Subject to such provisions, the trust guarantee trustee will be under no obligation to exercise any of the powers vested in it by the trust guarantee at the request of any holder of trust preferred securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby. However, in any event, the trust guarantee trustee must exercise the rights and powers vested in it by such trust guarantee upon the occurrence of an event of default under such trust guarantee. The trust guarantee trustee also serves as property trustee.
     Governing Law
     The trust guarantee will be governed by the laws of the State of New York.
Agreement as to Expenses and Liabilities
     As will be required by the trust agreement, we will enter into an agreement in which we irrevocably and unconditionally guarantee to each person or entity to whom the trust becomes indebted or liable the full payment of any indebtedness, expenses or liabilities of the trust. This separate agreement as to expenses and liabilities does not include obligations of the trust to pay to the holders of the related trust securities or other similar interests in the trust the amounts due such holders pursuant to the terms of such trust securities or such other similar interests, as the case may be.
Additional Description of Subordinated Trust Debt Securities Issued to the Trusts
     Set forth below is a description of the terms of the subordinated trust debt securities which each trust will hold as trust assets. The subordinated trust debt securities may be issued from time to time in one or more series under an indenture between us and an indenture trustee, qualified to act as such under the Trust Indenture Act and appointed in a supplemental indenture with respect to a particular series. We will identify the indenture trustee for purposes of the Trust Indenture Act in a prospectus supplement with respect to the trust preferred securities. We will qualify each subordinated trust debt securities indenture as an indenture under the Trust Indenture Act. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable indenture and supplements creating and governing the subordinated trust debt securities, which will be filed as exhibits to the registration statement of which this prospectus forms a part. The terms of the subordinated trust debt securities will include those stated in the indenture and the related supplemental indenture and those made a part of the indenture by reference to the Trust Indenture Act.
     Upon a dissolution of a trust, the property trustee, following satisfaction of liabilities to creditors of the trust in accordance with the provisions of applicable law, may distribute the subordinated trust debt securities held by such trust to the holders of trust securities in liquidation of such trust.
     If the property trustee distributes any subordinated trust debt securities to holders of trust preferred securities, we will use our best efforts to have such subordinated trust debt securities traded on the same stock exchange, if any, as the related trust preferred securities are traded.

     General
     Subordinated trust debt securities will be issued in a principal amount equal to the aggregate stated liquidation amount of trust preferred securities, plus our investment in trust common securities.
     The entire principal amount of the subordinated trust debt securities held by each trust will mature and become due and payable, together with any accrued and unpaid interest thereon, including additional interest, if any, on the date set forth in the applicable prospectus supplement.
     If subordinated trust debt securities held by a trust are distributed to holders of trust preferred securities of such trust in liquidation of such holders’ interests in such trust, such subordinated trust debt securities will initially be issued as a global security. Under certain limited circumstances, subordinated trust debt securities may be issued in certificated form in exchange for a global security. In the event subordinated trust debt securities are issued in certificated form, such subordinated trust debt securities will be in denominations as specified in the applicable prospectus supplement and integral multiples thereof and may be transferred or exchanged at the offices described therein. We will make payments on subordinated trust debt securities issued as a global security to the depositary for the subordinated trust debt securities. In the event subordinated trust debt securities are issued in certificated form, principal and interest will be payable, the transfer of the subordinated trust debt securities will be registrable and subordinated trust debt securities will be exchangeable for subordinated trust debt securities of other denominations of a like aggregate principal amount at the corporate trust office of the indenture trustee in New York, New York. In such an event, however, at our option, we may pay interest by check mailed to the address of the persons entitled thereto.
     Certain Covenants
     We will covenant, as long as trust preferred securities of a trust remain outstanding:
•	to maintain 100% ownership of trust common securities of such trust;

•	not to cause such trust to terminate, except in connection with a distribution of subordinated trust debt securities; and

•	to use our reasonable efforts to cause such trust:
o	to remain a statutory business trust, except in connection with the distribution of subordinated trust debt securities held by such trust to the holders of trust securities in liquidation of such trust, the redemption of all trust securities, or certain mergers, consolidations or amalgamations, each as permitted by the trust agreement, and

o	to otherwise continue to be classified as a grantor trust for United States federal income tax purposes.
     Optional Redemption
     We will have the right to redeem the subordinated trust debt securities, in whole or in part, from time to time, without premium or penalty, on or after the date set forth in the applicable prospectus supplement, upon not less than 30 or more than 60 days’ notice, at a redemption price equal to a premium on the principal amount to be redeemed plus any accrued and unpaid interest, including additional interest, if any, to the redemption date, as specified in the applicable prospectus supplement. If a partial redemption of the trust preferred securities resulting from a partial redemption of the subordinated trust debt securities held by a trust would result in the delisting of the trust preferred securities of such trust, we may only redeem such subordinated trust debt securities held by such trust in whole. In addition, if a change in tax or securities laws occurs that adversely affects specified tax or securities characteristics of the trust, upon not less than 30 or more than 60 days notice, within 90 days after the occurrence of such event and subject to the terms and conditions of the subordinated indenture, we may redeem such subordinated trust debt securities, in whole, at a price equal to 100% of the principal amount to be redeemed plus any accrued but unpaid interest, including additional interest, if any, to the redemption date. In the event of redemption of such subordinated trust debt securities in part only, we will issue new subordinated trust debt securities for the unredeemed portion in the name or names of the holders who surrender their unredeemed subordinated trust debt securities.
     Interest
     Each subordinated trust debt security will bear interest at the rate set forth in the applicable prospectus supplement from the original date of issuance, payable quarterly in arrears on the interest payment dates which will be specified in the prospectus supplement, to the person in whose name such subordinated trust debt security is registered, subject to specified exceptions, on the record date specified in the applicable prospectus supplement.
     The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the subordinated debt securities is not a business day, then we will pay the interest payable on such date on the next succeeding day which is a business day, and without any interest or other payment in respect of any such delay, except that, if such business day is in the next succeeding calendar year, such payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on such date.
     Option To Extend Interest Payment Period
     Except to the extent set forth in the applicable prospectus supplement, we will have the right at any time to defer payments of interest on subordinated trust debt securities by extending the interest payment period for up to 20 consecutive quarters. At the end of such an extension period, we will pay all interest then accrued and unpaid, including any additional interest, together with interest thereon at the rate specified and to the extent permitted by applicable law. We will covenant in the applicable indenture for the benefit of the holders of a series of subordinated trust debt securities, that, subject to the next succeeding sentence:
•	we will not declare or pay any dividend on, or make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock; and

•	we will not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees other than the trust guarantee) issued by us which rank junior to the applicable series of subordinated trust debt securities:
o	if at such time we will have given notice of our election to extend an interest payment period for a series of subordinated trust debt securities and such extension shall be continuing, or

o	if at such time an event of default with respect to a series of subordinated trust debt securities will have occurred and be continuing.
The preceding sentence, however, shall not restrict:
•	any of the actions described in the preceding sentence resulting from any reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock;

•	repurchases, redemptions or other acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers or directors or a stock purchase and dividend reinvestment plan;

•	dividends or distributions in our capital stock; or

•	the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged.
     Prior to the termination of any such extension period for a series of subordinated trust debt securities, we may further defer payments of interest on such subordinated trust debt securities, by extending the interest payment period, provided that such extension period together with all such previous and further extensions thereof for such series of subordinated trust debt securities may not exceed 20 consecutive quarters or extend beyond the maturity of such series of subordinated trust debt securities.

     Upon the termination of any extension period for a series of subordinated trust debt securities, and the payment of all accrued and unpaid interest on the subordinated trust debt securities then due, we may select a new extension period for such series of subordinated trust debt securities, as if no extension period had previously been declared, subject to the above requirements. We will not be required to pay interest on a series of subordinated trust debt securities during an extension period until the end thereof.
     If the property trustee is the sole holder of the subordinated trust debt securities, we will give the administrative trustees and the property trustee notice of our selection of such extension period for such series of subordinated trust debt securities one business day prior to the earlier of (1) the next succeeding date on which distributions on the related trust preferred securities are payable or (2) the date a trust is required to give notice to the New York Stock Exchange or other applicable self-regulatory organization or to holders of such trust preferred securities on the record date or the date such distribution is payable, but in any event not less than one business day prior to such record date. The administrative trustees shall give notice of our selection of such extension period to the holders of such trust preferred securities. If the property trustee is not the sole holder of a series of subordinated trust debt securities, we will give the holders of such subordinated trust debt securities notice of our selection of such extension period ten business days prior to the earlier of (1) the interest payment date or (2) the date we are required to give notice to the New York Stock Exchange or other applicable self-regulatory organization or to holders of such subordinated trust debt securities, but in any event at least two business days before such record date.
     We have no present intention to defer interest payments.
     Additional Interest
     If a trust is required to pay any taxes, duties, assessments or other governmental charges, other than withholding taxes, imposed by the United States, or any other taxing authority, we will pay as additional interest such additional amounts as shall be required so that the net amounts received and retained by a trust after paying any such charges will be equal to the amount such trust would have received had no such charge been imposed.
     Events of Default Under Applicable Indenture
     We will define an event of default with respect to any series of subordinated trust debt securities in the indenture or applicable supplemental indenture. An event of default may include:
•	our default in payment of the principal of or premium, if any, on any of the subordinated trust debt securities of such series;

•	default for 30 days in payment of any installment of interest, including additional interest, on any subordinated trust debt security of such series beyond a valid extension;

•	default by us for 60 days after notice in the observance or performance of any other covenants in the indenture or applicable supplemental indenture relating to such series; and

•	voluntary or involuntary dissolution, winding up, termination, bankruptcy, insolvency or reorganization of a trust, except in connection with:
o	the distribution of subordinated trust debt securities to holders of trust securities in liquidation of a trust,

o	the redemption of all outstanding trust securities of such trust, or

o	mergers or consolidations permitted by the trust agreement.
     The holders of not less than a majority in aggregate principal amount of subordinated trust debt securities may waive any past default, except (1) a default in payment of principal, premium, interest or additional interest, unless such default has been cured and a sum sufficient to pay all installments due otherwise than by acceleration has been deposited with the subordinated debt security trustee, or (2) a default in a covenant or provision which under the applicable indenture may not be modified or amended without the consent of each holder of a subordinated trust debt security. The holders of trust preferred securities in certain circumstances have the right to direct the property trustee to exercise its rights as holder of subordinated debt securities.

     Payment and Paying Agents
     Payment of principal and premium, if any, on subordinated trust debt securities will be made only if the holder of subordinated trust debt securities surrenders them to the paying agent of the subordinated trust debt securities.
     Principal of and any premium and interest, if any, on subordinated trust debt securities will be payable, subject to any applicable laws and regulations, at the office of such paying agent or paying agents as we may designate from time to time pursuant to the subordinated trust debt security indenture. Payment of interest on the subordinated trust debt securities on any interest payment date will be made to the person in whose name the subordinated trust debt security is registered at the close of business on the regular record date for such interest payment.
     The indenture trustee will act as paying agent with respect to the subordinated trust debt securities. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent at the place of payment.
     Consolidation, Merger and Sale
     The applicable indenture will provide that we will be permitted to consolidate with, or sell or convey all or substantially all of our assets to, or merge with or into, any other entity provided that:
•	either we shall be the continuing entity, or the successor entity formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume our obligations under the trust guarantee and the payment of the principal of, and premium, if any, and interest on all of the subordinated trust debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in the applicable indenture;

•	immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of ours or any subsidiary as a result thereof as having been incurred by us or such subsidiary at the time of such transaction, no event of default under the applicable indenture or the trust guarantee, and no event which, after notice or the lapse of time, or both, would become such an event of default, shall have occurred and be continuing; and

•	an officer’s certificate and legal opinion covering such conditions shall be delivered to the indenture trustee.
     The indenture will not otherwise contain any covenant which restricts our ability to merge or consolidate with or into any other person, sell or convey all or substantially all of our assets to any person or otherwise engage in restructuring transactions.
     Information Concerning Indenture Trustee for the Subordinated Trust Debt Securities
     The indenture trustee for the subordinated trust debt securities, prior to default and after the curing of all defaults, if any, will undertake to perform only such duties as will be specifically set forth in the applicable indenture and, after a default that has not been cured or waived, will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the indenture trustee will be under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of subordinated trust debt securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. However, the foregoing will not relieve the indenture trustee, upon the occurrence of an indenture event of default, from exercising the rights and powers vested in it by the indenture. The indenture trustee will not be required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the indenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

Miscellaneous
     We will have the right at all times to assign any of our rights or obligations under the indenture to a direct or indirect wholly-owned subsidiary of ours. However, in the event of any such assignment, we will remain liable for all of such obligations under the indenture. Subject to the foregoing, the indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The indenture will provide that it may not otherwise be assigned by the parties thereto.
Effect of Obligations under Subordinated Trust Debt Securities and Trust Guarantee
     As long as payments are made when due on subordinated trust debt securities, the trust will have sufficient funds to be able to make all appropriate payments on trust securities. This is primarily because:
•	the aggregate principal amount of the subordinated debt securities will be equal to the sum of the aggregate stated liquidation amount of such trust securities;

•	the interest rate and interest and other payment dates on the subordinated trust debt securities will match the distribution rate and distribution and other payment dates for the trust securities;

•	we will pay for all costs and expenses of each trust; and

•	the trust agreement will provide that the trustees may not cause or permit the trust to, among other things, engage in any activity that is not consistent with the purposes of the trust.
     We will guarantee payments of distributions and other payments due on the trust preferred securities, to the extent funds are available therefor and to the extent set forth under “Description of Trust Guarantees.” If we do not make interest payments on subordinated trust debt securities, it is expected that the trust will not have sufficient funds to pay distributions on its trust preferred securities. The trust guarantee is a full and unconditional guarantee, but does not apply to any payment unless the trust has sufficient funds for such payment.
     If we fail to make payments on subordinated trust debt securities when due, taking into account any extension period, the trust agreement will provide a mechanism whereby holders of trust preferred securities may direct the property trustee to enforce its rights, including proceeding directly against us. If the property trustee fails to enforce its rights, a holder of trust preferred securities may sue us directly to enforce those rights, without first instituting legal proceedings against the trust, the property trustee or any other person or entity.
     If we fail to make payments under the trust guarantee, the trust guarantee provides a mechanism whereby the holders of trust preferred securities may direct the trust guarantee trustee to enforce its rights. If the trust guarantee trustee fails to enforce its rights, any holder of trust preferred securities may institute a legal proceeding against us directly to enforce those rights without first instituting legal proceedings against the trust, the trust guarantee trustee or any other person or entity.
     Pursuant to an agreement as to expenses and liabilities to be entered into by us under the trust agreement, we will irrevocably and unconditionally guarantee to each person or entity to whom the trust becomes indebted or liable the full payment of any indebtedness, expenses or liabilities of the trust other than obligations of the trust to pay to the holders of the related trust securities or other similar interests in the trust the amounts due such holders pursuant to the terms of such trust securities or such other similar interests, as the case may be.
     The above mechanisms and obligations, taken together, are equivalent to a full and unconditional guarantee by us of payments due on trust preferred securities to the extent of funds available to the trust.

PLAN OF DISTRIBUTION
     Any of the securities being offered by this prospectus may be sold:
•	through agents;

•	to or through underwriters;

•	through dealers;

•	directly by us to purchasers; or

•	through a combination of any such methods of sale.
     The securities may be sold at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The distribution of securities may be effected from time to time in one or more transactions by means of one or more of the following transactions, which may include cross or block trades:
•	exchange offers or other transactions on the New York Stock Exchange or any other organized market where the securities may be traded;

•	in the over-the-counter market;

•	in negotiated transactions;

•	through put or call option transactions relating to the securities;

•	under delayed delivery contracts or other contractual commitments; or

•	a combination of such methods of sale.
     Agents designated by us from time to time may solicit offers to purchase the securities. We will name any such agent involved in the offer or sale of the securities and set forth any commissions payable by us to such agent in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.
     If underwriters are used in the sale of securities, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, we will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached. We will set forth in the prospectus supplement the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers. Such compensation may be in the form of discounts, concessions or commissions. Underwriters and others participating in any offering of securities may engage in transactions that stabilize, maintain or otherwise affect the price of such securities. We will describe any such activities in the prospectus supplement. We may elect to list any class or series of securities on any exchange, but we are not currently obligated to do so. It is possible that one or more underwriters, if any, may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities we may offer.
     If a dealer is used in the sale of the securities, we or an underwriter will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. The prospectus supplement may set forth the name of the dealer and the terms of the transactions.
     We may directly solicit offers to purchase the securities, and we may sell directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The prospectus supplement will describe the terms of any such sales, including the terms of any bidding, auction or other process, if utilized.
     Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. The prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of ours, or engage in transactions with or perform services for us and our subsidiaries in the ordinary course of business.
LEGAL MATTERS
     Gibson, Dunn & Crutcher LLP, Dallas, Texas, has rendered an opinion with respect to the validity of the securities being offered by this prospectus, other than with respect to trust preferred securities. We have filed the opinion as an exhibit to the registration statement of which this prospectus is a part. Morris, Nichols, Arsht & Tunnell, Wilmington, Delaware, has rendered an opinion with respect to the validity of the trust preferred securities being offered by this prospectus. We have filed the opinion as an exhibit to the registration statement of which this prospectus is a part. If counsel for any underwriters passes on legal matters in connection with an offering made by this prospectus, we will name that counsel in the prospectus supplement relating to that offering.
EXPERTS
     The consolidated financial statements of D.R. Horton, Inc. appearing in its Current Report on Form 8-K dated August 11, 2005 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
     D.R. Horton, Inc. files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC- 0330.
     The SEC also maintains an internet world wide web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is www.sec.gov.
     You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.
     We, the trusts, and our guarantor subsidiaries have filed jointly with the SEC a registration statement on Form S-3 that registers the securities we are offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us, the trusts, our guarantor subsidiaries and the securities offered. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this or another document.
     This prospectus includes by reference the documents listed below that we have previously filed with the SEC and that are not included in or delivered with this document. They contain important information about our business, prospects and financial condition.

Filing	Period or Filing Date
Annual Report on Form 10-K	Year ended September 30, 2004

Quarterly Reports on Form 10-Q	Quarter ended December 31, 2004
Quarter ended March 31, 2005
Quarter ended June 30, 2005

Current Reports on Form 8-K	October 14, 2004
December 14, 2004
February 10, 2005
April 13, 2005
April 22, 2005
June 3, 2005
June 29, 2005
July 6, 2005
August 11, 2005
August 11, 2005
Pages 3 through 6 under the caption “Election of Directors,” pages 21 and 22 under the caption “Beneficial Ownership of Common Stock,” pages 22 through 26 under the caption “Executive Compensation,” through the caption “— Compensation Committee Interlocks and Insider Participation,” page 33 under the caption “Independent Public Auditors —Audit Fees and All Other Fees,” and page 34 under the caption “Section 16(a) Beneficial Ownership Reporting

Compliance,” contained in our proxy statement relating to our January 27, 2005 annual meeting of stockholders and incorporated into our annual report on Form 10-K.
     We also incorporate by reference any future filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this prospectus and the date of the closing of each offering. These additional documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished under Items 2.02 and 7.01, which is deemed not to be incorporated by reference in this prospectus), as well as proxy statements (other than information identified in them as not incorporated by reference). You should review these filings as they may disclose changes in our business, prospects, financial condition or other affairs after the date of this prospectus. The information that we file later with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and before the closing of each offering will automatically update and supersede previous information included or incorporated by reference in this prospectus.
     You can obtain any of the documents incorporated by reference in this prospectus from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:
Investor Relations
D.R. Horton, Inc.
301 Commerce Street, Suite 500
Fort Worth, Texas 76102
(817) 390-8200
     We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, that contained in this prospectus or in any of the materials that we have incorporated by reference into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then any offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.

$3,000,000,000
D.R. HORTON, INC.
Debt Securities,
Preferred Stock, Depositary Shares,
Common Stock, Warrants,
Stock Purchase Contracts and Stock Purchase Units
Trust Preferred Securities of
DRH Capital Trust I,
DRH Capital Trust II and
DRH Capital Trust III and
Related Subordinated Trust Debt Securities and
Guarantees of D.R. Horton, Inc.
Units of These Securities
PROSPECTUS
, 2005

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Securities and Exchange Commission registration fee	$353,100
Blue Sky fees and expenses	1,500
Printing and engraving fees and expenses	250,000
Trustees’ fees and expenses	2,500
Rating agency fees	3,655,000
Accountants’ fees and expenses	600,000
Legal fees and expenses	700,000
Miscellaneous	300,000

Total	$5,862,100	*

*	All fees and expenses will be paid by the Company. All fees and expenses other than the SEC filing fees are estimated.
Item 15. Indemnification of Directors and Officers.
     The registrant’s certificate of incorporation provides that the registrant shall, to the full extent permitted by the Delaware General Corporation Law or other applicable laws presently or hereafter in effect, indemnify each person who is or was or had agreed to become a director or officer of the registrant, or each such person who is or was serving or who had agreed to serve at the written request of the board of directors or an officer of the registrant as an employee or agent of the registrant or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in any such case owned or controlled by the registrant, including the heirs, executors, administrators or estate of such person, and eliminates the personal liability of its directors to the full extent permitted by the Delaware General Corporation Law or other applicable laws presently or hereafter in effect. The registrant has entered into an indemnification agreement with each of its directors and executive officers.
     Section 145 of the Delaware General Corporation Law permits a corporation to indemnify its directors and officers against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable for negligence or misconduct in the performance of his respective duties to the corporation, although the court in which the action or suit was brought may determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.
     Section 102(b)(7) of the Delaware General Corporation Law provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring before the date when such provision becomes effective.
     Any underwriting agreement, which will be filed as Exhibit 1.1 by amendment hereto or pursuant to a Current Report on Form 8-K to be incorporated herein by reference, will provide that the underwriters named therein will indemnify and hold harmless the registrant and each director, officer or controlling person of the registrant from and against specific liabilities, including liabilities under the Securities Act.

II-1

     The registrant also has obtained directors and officers liability insurance that provides insurance coverage for certain liabilities which may be incurred by the registrant’s directors and officers in their capacity as such.
Item 16. Exhibits and Financial Schedules.
(a) Exhibits:

Exhibit
Number		Exhibits
1.1*	—	Form of Underwriting Agreement

4.1(a)	—	Senior Debt Securities Indenture (including form of notes) (incorporated by reference from Exhibit 4.1(a) to Amendment No. 2 to the registrant’s registration statement (No. 333-117531) on Form S-3/A, filed with the SEC on August 12, 2004)

4.1(b)	—	Senior Subordinated Debt Securities Indenture (including form of notes) (incorporated by reference from Exhibit 4.1(b) to Amendment No. 2 to the registrant’s registration statement (No. 333-117531) on Form S-3/A, filed with the SEC on August 12, 2004)

4.1(c)	—	Form of Subordinated Debt Securities Indenture (including form of notes) (incorporated by reference from Exhibit 4.1(c) to Amendment No. 1 to the registrant’s registration statement (No. 333-27521) on Form S-3, filed with the SEC on June 2, 1997)

4.1(d)	—	Form of Subordinated Trust Debt Securities Indenture (including form of notes) (incorporated by reference from Exhibit 4.1(d) to Amendment No. 2 to the registrant’s registration statement (No. 333-117531) on Form S-3/A, filed with the SEC on August 12, 2004)

4.2(a)	—	Amended and Restated Certificate of Incorporation of the registrant (incorporated by reference from Exhibit 3.1 to the registrant’s quarterly report on Form 10-Q/A for the quarter ended December 31, 2002, filed with the SEC on February 18, 2003)

4.2(b)	—	Amendment to Amended and Restated Certificate of Incorporation of the registrant (incorporated by reference from Exhibit 3.1(a) to the registrant’s quarterly report on Form 10-Q/A for the quarter ended December 31, 2002, filed with the SEC on February 18, 2003)

4.3	—	Amended and Restated Bylaws of the registrant (incorporated by reference from Exhibit 3.1 to the registrant’s quarterly report on Form 10-Q for the quarter ended December 31, 1998, filed with the SEC on February 16, 1999)

4.4*	—	Form of Warrant Agreement (including form of warrant)

4.5	—	Certificate of Trust for DRH Capital Trust I (incorporated by reference from Exhibit 4.5 to the registrant’s registration statement (No. 333-57388) on Form S-3, filed with the SEC on March 22, 2001)

4.6	—	Certificate of Trust for DRH Capital Trust II (incorporated by reference from Exhibit 4.6 to the registrant’s registration statement (No. 333-57388) on Form S-3, filed with the SEC on March 22, 2001)

4.7	—	Certificate of Trust for DRH Capital Trust III (incorporated by reference from Exhibit 4.7 to the registrant’s registration statement (No. 333-57388) on Form S-3, filed with the SEC on March 22, 2001)

4.8	—	Certificate of Amendment to Certificate of Trust for DRH Capital Trust I (incorporated by reference from Exhibit 4.8 to the registrant’s registration statement (No. 333-117531) on Form S-3, filed with the SEC on July 21, 2004)

4.9	—	Certificate of Amendment to Certificate of Trust for DRH Capital Trust II (incorporated by reference from Exhibit 4.9 to the registrant’s registration statement (No. 333-117531) on Form S-3, filed with the SEC on July 21, 2004)

4.10	—	Certificate of Amendment to Certificate of Trust for DRH Capital Trust III (incorporated by reference from Exhibit 4.10 to the registrant’s registration statement (No. 333-117531) on Form S-3, filed with the SEC on July 21, 2004)

4.11	—	Trust Agreement for DRH Capital Trust I (incorporated by reference from Exhibit 4.8 to the registrant’s registration statement (No. 333-57388) on Form S-3, filed with the SEC on March 22, 2001)

4.12	—	Trust Agreement for DRH Capital Trust II (incorporated by reference from Exhibit 4.9 to the registrant’s registration statement (No. 333-57388) on Form S-3, filed with the SEC on March 22, 2001)

4.13	—	Trust Agreement for DRH Capital Trust III (incorporated by reference from Exhibit 4.10 to the

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Exhibit
Number		Exhibits
registrant’s registration statement (No. 333-57388) on Form S-3, filed with the SEC on March 22, 2001)

4.14	—	Form of Amended & Restated Trust Agreement for DRH Capital Trust I (including form of trust preferred security) (incorporated by reference from Exhibit 4.14 to Amendment No. 2 to the registrant’s registration statement (No. 333-117531) on Form S-3/A, filed with the SEC on August 12, 2004)

4.15	—	Form of Amended & Restated Trust Agreement for DRH Capital Trust II (including form of trust preferred security) (incorporated by reference from Exhibit 4.15 to Amendment No. 2 to the registrant’s registration statement (No. 333-117531) on Form S-3/A, filed with the SEC on August 12, 2004)

4.16	—	Form of Amended & Restated Trust Agreement for DRH Capital Trust III (including form of trust preferred security) (incorporated by reference from Exhibit 4.16 to Amendment No. 2 to the registrant’s registration statement (No. 333-117531) on Form S-3/A, filed with the SEC on August 12, 2004)

4.17	—	Form of Trust Guarantee Agreement for DRH Capital Trust I (incorporated by reference from Exhibit 4.17 to Amendment No. 2 to the registrant’s registration statement (No. 333-117531) on Form S-3/A, filed with the SEC on August 12, 2004)

4.18	—	Form of Trust Guarantee Agreement for DRH Capital Trust II (incorporated by reference from Exhibit 4.18 to Amendment No. 2 to the registrant’s registration statement (No. 333-117531) on Form S-3/A, filed with the SEC on August 12, 2004)

4.19	—	Form of Trust Guarantee Agreement for DRH Capital Trust III (incorporated by reference from Exhibit 4.19 to Amendment No. 2 to the registrant’s registration statement (No. 333-117531) on Form S-3/A, filed with the SEC on August 12, 2004)

4.20*	—	Form of Stock Purchase Contract

4.21*	—	Form of Stock Purchase Unit Agreement

4.22*	—	Form of Unit Agreement

4.23	—	Specimen of Common Stock Certificate (incorporated by reference from Exhibit 4.1 to the registrant’s registration statement (No. 33-46554) on Form S-1, filed with the SEC on March 20, 1992(P))

5.1	—	Opinion of Gibson, Dunn & Crutcher LLP, Dallas, Texas, as to the validity of the securities being registered other than trust preferred securities

5.2	—	Opinion of Morris, Nichols, Arsht & Tunnell, Wilmington, Delaware, as to the validity of the trust preferred securities being registered

12.1	—	Statement of computation of ratio of earnings to fixed charges (incorporated by reference from Exhibit 12.1 to the registrant’s quarterly report on Form 10-Q for the quarter ended June 30, 2005, filed with the SEC on August 9, 2005)

23.1	—	Consent of Ernst & Young LLP, Fort Worth, Texas

23.2	—	Consent of Gibson, Dunn & Crutcher LLP, Dallas, Texas (See Exhibit 5.1)

23.3	—	Consent of Morris, Nichols, Arsht & Tunnell, Wilmington, Delaware (see Exhibit 5.2)

24.1	—	Powers of Attorney (See signature page of this registration statement)

25.1(a)	—	Statement of eligibility of trustee on Form T-1 for Senior Debt Securities

25.1(b)	—	Statement of eligibility of trustee on Form T-1 for Senior Subordinated Debt Securities

25.1(c)*	—	Statement of eligibility of trustee on Form T-1 for Subordinated Debt Securities

25.1(d)*	—	Statement of eligibility of trustee on Form T-1 for Subordinated Trust Debt Securities

25.1(e)*	—	Statement of eligibility of trustee on Form T-1 for Trust Agreements

*	To be filed by amendment hereto or pursuant to a Current Report on Form 8-K to be incorporated herein by reference.
Item 17. Undertakings.
     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of

II-3

the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
     (c) The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (c)(1)(i) and (c)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Trust Indenture Act.

II-4

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant, D.R. Horton, Inc., and the co-registrants named below, certify that they have reasonable grounds to believe that they meet all the requirements for filing on Form S-3 and have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on August 11, 2005.

D.R. HORTON, INC.

By:	/s/ BILL W. WHEAT

Bill W. Wheat
Executive Vice President and Chief Financial Officer

CO-REGISTRANTS:

C. RICHARD DOBSON BUILDERS, INC.
CHI CONSTRUCTION COMPANY
CHTEX OF TEXAS, INC.
CONTINENTAL HOMES, INC.
CONTINENTAL RESIDENTIAL, INC.
D.R. HORTON, INC. — BIRMINGHAM
D.R. HORTON, INC. — CHICAGO
D.R. HORTON, INC. – DENVER
D.R. HORTON, INC. – DIETZ-CRANE
D.R. HORTON, INC. – FRESNO
D.R. HORTON, INC. — GREENSBORO
D.R. HORTON, INC. — JACKSONVILLE
D.R. HORTON, INC. — LOUISVILLE
D.R. HORTON, INC. — MINNESOTA
D.R. HORTON, INC. — NEW JERSEY
D.R. HORTON, INC. — PORTLAND
D.R. HORTON, INC. — SACRAMENTO
D.R. HORTON, INC. — TORREY
D.R. HORTON LOS ANGELES HOLDING COMPANY, INC.
D.R. HORTON MATERIALS, INC.
D.R. HORTON SAN DIEGO HOLDING COMPANY, INC.
DRH CAMBRIDGE HOMES, INC.
DRH CONSTRUCTION, INC.
DRH ENERGY, INC.
DRH REGREM V, INC.
DRH REGREM IX, INC.
DRH REGREM X, INC.
DRH REGREM XI, INC.
DRH SOUTHWEST CONSTRUCTION, INC.
DRH TUCSON CONSTRUCTION, INC.
DRHI, INC.
KDB HOMES, INC.
MEADOWS I, LTD.
MEADOWS VIII, LTD.
MEADOWS IX, INC.
MEADOWS X, INC.
MELMORT CO.
MELODY HOMES, INC.
SCHULER HOMES OF CALIFORNIA, INC.
SCHULER HOMES OF OREGON, INC.
SCHULER HOMES OF WASHINGTON, INC.
SCHULER MORTGAGE, INC.
SCHULER REALTY HAWAII, INC.
SHLR OF CALIFORNIA, INC.
SHLR OF COLORADO, INC.
SHLR OF NEVADA, INC.
SHLR OF UTAH, INC.
SHLR OF WASHINGTON, INC.
VERTICAL CONSTRUCTION CORPORATION
WESTERN PACIFIC FUNDING, INC.
WESTERN PACIFIC HOUSING, INC.
WESTERN PACIFIC HOUSING MANAGEMENT, INC.

By:	/s/ BILL W. WHEAT

Bill W. Wheat
Executive Vice President and Chief Financial Officer

CH INVESTMENTS OF TEXAS, INC. MEADOWS II, LTD. THE CLUB AT PRADERA, INC.

By:	/s/ ROBERT E. COLTIN

Robert E. Coltin
Vice President

CONTINENTAL HOMES OF TEXAS, L.P.

By:	CHTEX of Texas, Inc., its General Partner

	By:	/s/ BILL W. WHEAT

Bill W. Wheat
Executive Vice President and Chief Financial Officer

D.R. HORTON MANAGEMENT COMPANY, LTD. D.R. HORTON — EMERALD, LTD. D.R. HORTON — TEXAS, LTD. DRH REGREM VII, LP DRH REGREM XII, LP

By:	Meadows I, Ltd., its General Partner

	By:	/s/ BILL W. WHEAT

Bill W. Wheat
Executive Vice President and Chief Financial Officer

SGS COMMUNITIES AT GRANDE QUAY, LLC

By:	Meadows IX, Inc., a Member

	By:	/s/ BILL W. WHEAT

Bill W. Wheat
Executive Vice President and Chief Financial Officer

and

By:	Meadows X, Inc., a Member

	By:	/s/ BILL W. WHEAT

Bill W. Wheat
Executive Vice President and Chief Financial Officer

DRH CAMBRIDGE HOMES, LLC DRH REGREM VIII, LLC

By:	D.R. Horton, Inc. — Chicago, its Member

	By:	/s/ BILL W. WHEAT

Bill W. Wheat
Executive Vice President and Chief Financial Officer

DRH CAPITAL TRUST I DRH CAPITAL TRUST II DRH CAPITAL TRUST III

By:	D.R. Horton, Inc., as Depositor

	By:	/s/ BILL W. WHEAT

Bill W. Wheat
Executive Vice President and Chief Financial Officer

HPH HOMEBUILDERS 2000 L.P.
WESTERN PACIFIC HOUSING CO., A CALIFORNIA LIMITED PARTNERSHIP
WESTERN PACIFIC HOUSING-ANTIGUA, LLC
WESTERN PACIFIC HOUSING-AVIARA, L.P.
WESTERN PACIFIC HOUSING-BOARDWALK, LLC
WESTERN PACIFIC HOUSING-BROADWAY, LLC
WESTERN PACIFIC HOUSING-CANYON PARK, LLC
WESTERN PACIFIC HOUSING-CARMEL, LLC
WESTERN PACIFIC HOUSING-CARRILLO, LLC
WESTERN PACIFIC HOUSING-COMMUNICATIONS HILL, LLC
WESTERN PACIFIC HOUSING-COPPER CANYON, LLC
WESTERN PACIFIC HOUSING-CREEKSIDE, LLC
WESTERN PACIFIC HOUSING-CULVER CITY, L.P.
WESTERN PACIFIC HOUSING-DEL VALLE, LLC
WESTERN PACIFIC HOUSING-LOMAS VERDES, LLC
WESTERN PACIFIC HOUSING-LOST HILLS PARK, LLC
WESTERN PACIFIC HOUSING-MCGONIGLE CANYON, LLC
WESTERN PACIFIC HOUSING-MOUNTAINGATE, L.P.
WESTERN PACIFIC HOUSING-NORCO ESTATES, LLC
WESTERN PACIFIC HOUSING-OSO, L.P.
WESTERN PACIFIC HOUSING-PACIFIC PARK II, LLC
WESTERN PACIFIC HOUSING-PARK AVENUE EAST, LLC
WESTERN PACIFIC HOUSING-PARK AVENUE WEST, LLC
WESTERN PACIFIC HOUSING-PLAYA VISTA, LLC
WESTERN PACIFIC HOUSING-POINSETTIA, L.P.
WESTERN PACIFIC HOUSING-RIVER RIDGE, LLC
WESTERN PACIFIC HOUSING-ROBINHOOD RIDGE, LLC
WESTERN PACIFIC HOUSING-SANTA FE, LLC
WESTERN PACIFIC HOUSING-SCRIPPS, L.P.
WESTERN PACIFIC HOUSING-SCRIPPS II, LLC
WESTERN PACIFIC HOUSING-SEACOVE, L.P.
WESTERN PACIFIC HOUSING-STUDIO 528, LLC
WESTERN PACIFIC HOUSING-TERRA BAY DUETS, LLC
WESTERN PACIFIC HOUSING-TORRANCE, LLC
WESTERN PACIFIC HOUSING-TORREY COMMERCIAL, LLC
WESTERN PACIFIC HOUSING-TORREY MEADOWS, LLC
WESTERN PACIFIC HOUSING-TORREY MULTI-FAMILY, LLC
WESTERN PACIFIC HOUSING-TORREY VILLAGE CENTER, LLC
WESTERN PACIFIC HOUSING-VINEYARD TERRACE, LLC
WESTERN PACIFIC HOUSING-WINDEMERE, LLC
WESTERN PACIFIC HOUSING-WINDFLOWER, L.P.
WPH-CAMINO RUIZ, LLC

By:	Western Pacific Housing Management, Inc., its Manager, Member or General Partner

	By:	/s/ BILL W. WHEAT

Bill W. Wheat
Executive Vice President and Chief Financial Officer

SCHULER HOMES OF ARIZONA LLC SHA CONSTRUCTION LLC

By:	SRHI LLC, its Member

	By:		SHLR of Nevada, Inc., its Member

		By:	/s/ BILL W. WHEAT

Bill W. Wheat
Executive Vice President and Chief Financial Officer

D.R. HORTON-SCHULER HOMES, LLC

By:	Vertical Construction Corporation, its Manager

	By:		/s/ BILL W. WHEAT

Bill W. Wheat
Executive Vice President and Chief Financial Officer

SRHI LLC

By:	SHLR of Nevada, Inc., its Member

	By:		/s/ BILL W. WHEAT

Bill W. Wheat
Executive Vice President and Chief Financial Officer

SSHI LLC

By:	SHLR of Washington, Inc., its Member

	By:		/s/ BILL W. WHEAT

Bill W. Wheat
Executive Vice President and Chief Financial Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Donald R. Horton, individually, and Donald J. Tomnitz and Bill W. Wheat together as a group, as his or her true and lawful attorney-in-fact and agent, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, including post-effective amendments and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each such attorney-in-fact and agent full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each such attorney-in-fact and agent, each acting alone, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
REGISTRANT OFFICERS AND DIRECTORS

Signature	Title	Date
/s/ DONALD R. HORTON	Chairman of the Board	August 11, 2005

Donald R. Horton

/s/ DONALD J. TOMNITZ	Vice Chairman of the Board, President	August 11, 2005

Donald J. Tomnitz	and Chief Executive Officer (Principal Executive Officer)

/s/ BILL W. WHEAT	Executive Vice President and	August 11, 2005

Bill W. Wheat	Chief Financial Officer and Director (Principal Accounting and Financial Officer)

/s/ BRADLEY S. ANDERSON	Director	August 11, 2005

Bradley S. Anderson

/s/ MICHAEL R. BUCHANAN	Director	August 11, 2005

Michael R. Buchanan

/s/ RICHARD I. GALLAND	Director	August 11, 2005

Richard I. Galland

/s/ MICHAEL W. HEWATT	Director	August 11, 2005

Michael W. Hewatt

/s/ FRANCINE I. NEFF	Director	August 11, 2005

Francine I. Neff

CO-REGISTRANT OFFICERS AND DIRECTORS:
C. Richard Dobson Builders, Inc.
CHI Construction Company
CHTEX of Texas, Inc.
Continental Homes, Inc.
Continental Residential, Inc.
D.R. Horton, Inc. — Birmingham
D.R. Horton, Inc. — Chicago
D.R. Horton, Inc. — Denver
D.R. Horton, Inc. — Dietz-Crane
D.R. Horton, Inc. — Fresno
D.R. Horton, Inc. — Greensboro
D.R. Horton, Inc. — Jacksonville
D.R. Horton, Inc. — Louisville
D.R. Horton, Inc. — Minnesota
D.R. Horton, Inc. – New Jersey
D.R. Horton, Inc. — Portland
D.R. Horton, Inc. — Sacramento
D.R. Horton, Inc. — Torrey
D.R. Horton Los Angeles Holding Company, Inc.
D.R. Horton Materials, Inc.
D.R. Horton San Diego Holding Company, Inc.
DRH Construction, Inc.
DRH Energy, Inc.
DRH Regrem V, Inc.
DRH Regrem IX, Inc.
DRH Regrem X, Inc.
DRH Regrem XI, Inc.
DRH Southwest Construction, Inc.
DRH Tucson Construction, Inc.
DRHI, Inc.
KDB Homes, Inc.
Meadows I, Ltd.
Meadows VIII, Ltd.
Meadows IX, Inc.
Meadows X, Inc.
Melmort Co.
Melody Homes, Inc.
Schuler Homes of California, Inc.
Schuler Homes of Oregon, Inc.
Schuler Homes of Washington, Inc.
Schuler Mortgage, Inc.
Schuler Realty Hawaii, Inc.
SHLR of California, Inc.
SHLR of Colorado, Inc.
SHLR of Nevada, Inc.
SHLR of Washington, Inc.
SHLR of Utah, Inc.
Vertical Construction Corporation
Western Pacific Funding, Inc.
Western Pacific Housing, Inc.
Western Pacific Housing Management, Inc.

Signature	Title	Date
/s/ DONALD R. HORTON	Chairman of the Board	August 11, 2005

Donald R. Horton

/s/ DONALD J. TOMNITZ	Vice Chairman, President and	August 11, 2005

Donald J. Tomnitz	Chief Executive Officer (Principal Executive Officer)

/s/ BILL W. WHEAT	Executive Vice President and	August 11, 2005

Bill W. Wheat	Chief Financial Officer (Principal Accounting and Financial Officer)

CH Investments of Texas, Inc.
Meadows II, LTD.

Signature	Title	Date
/s/ F. THOMAS DAVIS	Director, President	August 11, 2005

F. Thomas Davis	(Principal Executive Officer)

/s/ ROBERT E. COLTIN	Director, Treasurer	August 11, 2005

Robert E. Coltin	(Principal Accounting and Financial Officer)

/s/ CHRISTOPHER M. FRANDSEN	Director	August 11, 2005

Christopher M. Frandsen
The Club at Pradera, Inc.

Signature	Title	Date
/s/ F. THOMAS DAVIS	Director, President	August 11, 2005

F. Thomas Davis	(Principal Executive Officer)

/s/ ROBERT E. COLTIN	Director	August 11, 2005

Robert E. Coltin

/s/ CHRISTOPHER M. FRANDSEN	Director, Treasurer	August 11, 2005

Christopher M. Frandsen	(Principal Accounting and Financial Officer)

DRH Cambridge Homes, Inc.

Signature	Title	Date
/s/ DONALD R. HORTON	Chairman of the Board	August 11, 2005

Donald R. Horton

/s/ DONALD J. TOMNITZ	Vice Chairman and	August 11, 2005

Donald J. Tomnitz	Chief Executive Officer (Principal Executive Officer)

/s/ BILL W. WHEAT	Executive Vice President and	August 11, 2005

Bill W. Wheat	Chief Financial Officer (Principal Accounting and Financial Officer)

CHTEX of Texas, Inc., the General Partner of
Continental Homes of Texas, L.P.
D.R. Horton, Inc. – Chicago, a Member of
DRH Cambridge Homes, LLC
DRH Regrem VIII, LLC
Meadows I, Ltd., the General Partner of
D.R. Horton Management Company, LTD.
D.R. Horton — Emerald, LTD.
D.R. Horton — Texas, LTD.
DRH Regrem VII, LP
DRH Regrem XII, LP
Meadows IX, Inc., a Member of
and Meadows X, Inc., a Member of
SGS Communities at Grande Quay, LLC
SHLR of Nevada, Inc., a Member of
SRHI LLC
SHLR of Nevada, Inc., a Member of
SRHI LLC, a Member of
Schuler Homes of Arizona LLC
SHA Construction LLC
SHLR of Washington, Inc., a Member of
SSHI LLC
Vertical Construction Corporation, Manager of
D.R. Horton-Schuler Homes, LLC

Signature	Title	Date
/s/ DONALD R. HORTON	Chairman of the Board	August 11, 2005

Donald R. Horton

/s/ DONALD J. TOMNITZ	Vice Chairman, President and	August 11, 2005

Donald J. Tomnitz	Chief Executive Officer (Principal Executive Officer)

/s/ BILL W. WHEAT	Executive Vice President and	August 11, 2005

Bill W. Wheat	Chief Financial Officer (Principal Accounting and Financial Officer)

D.R. Horton, Inc., as Depositor of
DRH Capital Trust I
DRH Capital Trust II
DRH Capital Trust III

Signature	Title	Date
/s/ DONALD R. HORTON	Chairman of the Board	August 11, 2005

Donald R. Horton

/s/ DONALD J. TOMNITZ	Vice Chairman of the Board, President	August 11, 2005

Donald J. Tomnitz	and Chief Executive Officer (Principal Executive Officer)

/s/ BILL W. WHEAT	Executive Vice President and	August 11, 2005

Bill W. Wheat	Chief Financial Officer and Director (Principal Accounting and Financial Officer)

/s/ BRADLEY S. ANDERSON	Director	August 11, 2005

Bradley S. Anderson

/s/ MICHAEL R. BUCHANAN	Director	August 11, 2005

Michael R. Buchanan

/s/ RICHARD I. GALLAND	Director	August 11, 2005

Richard I. Galland

/s/ MICHAEL W. HEWATT	Director	August 11, 2005

Michael W. Hewatt

/s/ FRANCINE I. NEFF	Director	August 11, 2005

Francine I. Neff

Western Pacific Housing Management, Inc., a Manager, Member or General Partner of
HPH Homebuilders 2000 L.P.
Western Pacific Housing Co., a California Limited Partnership
Western Pacific Housing-Antigua, LLC
Western Pacific Housing-Aviara, L.P.
Western Pacific Housing-Boardwalk, LLC
Western Pacific Housing-Broadway, LLC
Western Pacific Housing-Canyon Park, LLC
Western Pacific Housing-Carmel, LLC
Western Pacific Housing-Carrillo, LLC
Western Pacific Housing-Communications Hill, LLC
Western Pacific Housing-Copper Canyon, LLC
Western Pacific Housing-Creekside, LLC
Western Pacific Housing-Culver City, L.P.
Western Pacific Housing-Del Valle, LLC
Western Pacific Housing-Lomas Verdes, LLC
Western Pacific Housing-Lost Hills Park, LLC
Western Pacific Housing-McGonigle Canyon, LLC
Western Pacific Housing-Mountaingate, L.P.
Western Pacific Housing-Norco Estates, LLC
Western Pacific Housing-Oso, L.P.
Western Pacific Housing-Pacific Park II, LLC
Western Pacific Housing-Park Avenue East, LLC
Western Pacific Housing-Park Avenue West, LLC
Western Pacific Housing-PlayaVista, LLC
Western Pacific Housing-Poinsettia, L.P.
Western Pacific Housing-River Ridge, LLC
Western Pacific Housing-Robinhood Ridge, LLC
Western Pacific Housing-Santa Fe, LLC
Western Pacific Housing-Scripps, L.P.
Western Pacific Housing-Scripps II, LLC
Western Pacific Housing-Seacove, L.P.
Western Pacific Housing-Studio 528, LLC
Western Pacific Housing-Terra Bay Duets, LLC
Western Pacific Housing-Torrance, LLC
Western Pacific Housing-Torrey Commercial, LLC
Western Pacific Housing-Torrey Meadows, LLC
Western Pacific Housing-Torrey Multi-Family, LLC
Western Pacific Housing-Torrey-Village Center, LLC
Western Pacific Housing-Vineyard Terrace, LLC
Western Pacific Housing-Windemere, LLC
Western Pacific Housing-Windflower, L.P.
WPH-Camino Ruiz, LLC

Signature	Title	Date
/s/ DONALD R. HORTON	Chairman of the Board	August 11, 2005

Donald R. Horton

/s/ DONALD J. TOMNITZ	Vice Chairman, President and	August 11, 2005

Donald J. Tomnitz	Chief Executive Officer (Principal Executive Officer)

/s/ BILL W. WHEAT	Executive Vice President and	August 11, 2005

Bill W. Wheat	Chief Financial Officer (Principal Accounting and Financial Officer)

EXHIBIT INDEX

Exhibit
Number		Exhibits
1.1*	—	Form of Underwriting Agreement

4.1(a)	—	Senior Debt Securities Indenture (including form of notes) (incorporated by reference from Exhibit 4.1(a) to Amendment No. 2 to the registrant’s registration statement (No. 333-117531) on Form S-3/A, filed with the SEC on August 12, 2004)

4.1(b)	—	Senior Subordinated Debt Securities Indenture (including form of notes) (incorporated by reference from Exhibit 4.1(b) to Amendment No. 2 to the registrant’s registration statement (No. 333-117531) on Form S-3/A, filed with the SEC on August 12, 2004)

4.1(c)	—	Form of Subordinated Debt Securities Indenture (including form of notes) (incorporated by reference from Exhibit 4.1(c) to Amendment No. 1 to the registrant’s registration statement (No. 333-27521) on Form S-3, filed with the SEC on June 2, 1997)

4.1(d)	—	Form of Subordinated Trust Debt Securities Indenture (including form of notes) (incorporated by reference from Exhibit 4.1(d) to Amendment No. 2 to the registrant’s registration statement (No. 333-117531) on Form S-3/A, filed with the SEC on August 12, 2004)

4.2(a)	—	Amended and Restated Certificate of Incorporation of the registrant (incorporated by reference from Exhibit 3.1 to the registrant’s quarterly report on Form 10-Q/A for the quarter ended December 31, 2002, filed with the SEC on February 18, 2003)

4.2(b)	—	Amendment to Amended and Restated Certificate of Incorporation of the registrant (incorporated by reference from Exhibit 3.1(a) to the registrant’s quarterly report on Form 10-Q/A for the quarter ended December 31, 2002, filed with the SEC on February 18, 2003)

4.3	—	Amended and Restated Bylaws of the registrant (incorporated by reference from Exhibit 3.1 to the registrant’s quarterly report on Form 10-Q for the quarter ended December 31, 1998, filed with the SEC on February 16, 1999)

4.4*	—	Form of Warrant Agreement (including form of warrant)

4.5	—	Certificate of Trust for DRH Capital Trust I (incorporated by reference from Exhibit 4.5 to the registrant’s registration statement (No. 333-57388) on Form S-3, filed with the SEC on March 22, 2001)

4.6	—	Certificate of Trust for DRH Capital Trust II (incorporated by reference from Exhibit 4.6 to the registrant’s registration statement (No. 333-57388) on Form S-3, filed with the SEC on March 22, 2001)

4.7	—	Certificate of Trust for DRH Capital Trust III (incorporated by reference from Exhibit 4.7 to the registrant’s registration statement (No. 333-57388) on Form S-3, filed with the SEC on March 22, 2001)

4.8	—	Certificate of Amendment to Certificate of Trust for DRH Capital Trust I (incorporated by reference from Exhibit 4.8 to the registrant’s registration statement (No. 333-117531) on Form S-3, filed with the SEC on July 21, 2004)

4.9	—	Certificate of Amendment to Certificate of Trust for DRH Capital Trust II (incorporated by reference from Exhibit 4.9 to the registrant’s registration statement (No. 333-117531) on Form S-3, filed with the SEC on July 21, 2004)

4.10	—	Certificate of Amendment to Certificate of Trust for DRH Capital Trust III (incorporated by reference from Exhibit 4.10 to the registrant’s registration statement (No. 333-117531) on Form S-3, filed with the SEC on July 21, 2004)

4.11	—	Trust Agreement for DRH Capital Trust I (incorporated by reference from Exhibit 4.8 to the registrant’s registration statement (No. 333-57388) on Form S-3, filed with the SEC on March 22, 2001)

4.12	—	Trust Agreement for DRH Capital Trust II (incorporated by reference from Exhibit 4.9 to the registrant’s registration statement (No. 333-57388) on Form S-3, filed with the SEC on March 22, 2001)

4.13	—	Trust Agreement for DRH Capital Trust III (incorporated by reference from Exhibit 4.10 to the registrant’s registration statement (No. 333-57388) on Form S-3, filed with the SEC on March 22, 2001)

4.14	—	Form of Amended & Restated Trust Agreement for DRH Capital Trust I (including form of trust

Exhibit
Number		Exhibits
preferred security) (incorporated by reference from Exhibit 4.14 to Amendment No. 2 to the registrant’s registration statement (No. 333-117531) on Form S-3/A, filed with the SEC on August 12, 2004)

4.15	—	Form of Amended & Restated Trust Agreement for DRH Capital Trust II (including form of trust preferred security) (incorporated by reference from Exhibit 4.15 to Amendment No. 2 to the registrant’s registration statement (No. 333-117531) on Form S-3/A, filed with the SEC on August 12, 2004)

4.16	—	Form of Amended & Restated Trust Agreement for DRH Capital Trust III (including form of trust preferred security) (incorporated by reference from Exhibit 4.16 to Amendment No. 2 to the registrant’s registration statement (No. 333-117531) on Form S-3/A, filed with the SEC on August 12, 2004)

4.17	—	Form of Trust Guarantee Agreement for DRH Capital Trust I (incorporated by reference from Exhibit 4.17 to Amendment No. 2 to the registrant’s registration statement (No. 333-117531) on Form S-3/A, filed with the SEC on August 12, 2004)

4.18	—	Form of Trust Guarantee Agreement for DRH Capital Trust II (incorporated by reference from Exhibit 4.18 to Amendment No. 2 to the registrant’s registration statement (No. 333-117531) on Form S-3/A, filed with the SEC on August 12, 2004)

4.19	—	Form of Trust Guarantee Agreement for DRH Capital Trust III (incorporated by reference from Exhibit 4.19 to Amendment No. 2 to the registrant’s registration statement (No. 333-117531) on Form S-3/A, filed with the SEC on August 12, 2004)

4.20*	—	Form of Stock Purchase Contract

4.21*	—	Form of Stock Purchase Unit Agreement

4.22*	—	Form of Unit Agreement

4.23	—	Specimen of Common Stock Certificate (incorporated by reference from Exhibit 4.1 to the registrant’s registration statement (No. 33-46554) on Form S-1, filed with the SEC on March 20, 1992(P))

5.1	—	Opinion of Gibson, Dunn & Crutcher LLP, Dallas, Texas, as to the validity of the securities being registered other than trust preferred securities

5.2	—	Opinion of Morris, Nichols, Arsht & Tunnell, Wilmington, Delaware, as to the validity of the trust preferred securities being registered

12.1	—	Statement of computation of ratio of earnings to fixed charges (incorporated by reference from Exhibit 12.1 to the registrant’s quarterly report on Form 10-Q for the quarter ended June 30, 2005, filed with the SEC on August 9, 2005)

23.1	—	Consent of Ernst & Young LLP, Fort Worth, Texas

23.2	—	Consent of Gibson, Dunn & Crutcher LLP, Dallas, Texas (See Exhibit 5.1)

23.3	—	Consent of Morris, Nichols, Arsht & Tunnell, Wilmington, Delaware (see Exhibit 5.2)

24.1	—	Powers of Attorney (See signature page of this registration statement)

25.1(a)	—	Statement of eligibility of trustee on Form T-1 for Senior Debt Securities

25.1(b)	—	Statement of eligibility of trustee on Form T-1 for Senior Subordinated Debt Securities

25.1(c)*	—	Statement of eligibility of trustee on Form T-1 for Subordinated Debt Securities

25.1(d)*	—	Statement of eligibility of trustee on Form T-1 for Subordinated Trust Debt Securities

25.1(e)*	—	Statement of eligibility of trustee on Form T-1 for Trust Agreements

*	To be filed by amendment hereto or pursuant to a Current Report on Form 8-K to be incorporated herein by reference.